UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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March 25, 2013

To our Stockholders:
We are pleased to invite you to attend the annual meeting of stockholders of Dr Pepper Snapple Group, Inc. to be held on Thursday, May 16, 2013 at 10:00 a.m., Central Daylight Time, at the Westin Stonebriar Resort Conference Center, 1549 Legacy Drive, Frisco, Texas 75034.
Details regarding the business to be conducted, information you should consider in casting your vote and how you may vote are more fully described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.
In accordance with rules approved by the Securities and Exchange Commission, this year we are again furnishing proxy materials to our stockholders primarily over the Internet. As a result, we are mailing to many of our stockholders a notice instead of a paper copy of our Proxy Statement and our 2012 Form 10-K. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how each of those stockholders can receive a paper copy of our proxy materials, including our Proxy Statement, our 2012 Form 10-K and a proxy card or voting instruction form. Stockholders who do not receive a notice will receive a paper copy of the proxy materials by mail.
Your vote is important. Whether or not you plan to attend the annual meeting, we hope you will vote as soon as possible.
Thank you for your ongoing support of Dr Pepper Snapple Group.

Sincerely,

Wayne R. Sanders Chairman of the Board

Larry D. Young President and Chief Executive Officer

DR PEPPER SNAPPLE GROUP, INC.
5301 Legacy Drive
Plano, Texas 75024
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	May 16, 2013, 10:00 a.m., Central Daylight Time
Place of Meeting:	Westin Stonebriar Resort Conference Center, 1549 Legacy Drive, Frisco, Texas 75034
Business to be conducted:	1.	To elect John L. Adams and Ronald G. Rogers as directors to hold office for a one-year term and until their respective successors shall have been duly elected and qualified.
	2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2013.
	3.	To approve an advisory resolution regarding the compensation of our Named Executive Officers as disclosed in these materials.
	4.	To re-approve the Management Incentive Plan to comply with Section 162(m) of the Internal Revenue Code and the regulations promulgated thereunder.
	5.	To transact such other business as may properly come before the meeting.
Adjournments and Postponements:
Any action on the business to be conducted may be considered at the date and time of the Annual Meeting as specified above or at any time or date to which the Annual Meeting may be properly adjourned and postponed.

Record Date:	You are entitled to vote at the Annual Meeting if you were a stockholder of record as of the close of business on March 18, 2013.
Voting Rights:	A holder of shares of our common stock is entitled to one vote, in person or by proxy, for each share of our common stock on all matters properly brought before the Annual Meeting.
YOUR VOTE IS VERY IMPORTANT.
 Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of a proxy card or voting instruction form by mail, you may submit your proxy card or voting instruction form for the Annual Meeting by completing, signing, dating and returning your proxy card or voting instruction form in the pre-addressed envelope provided. For specific instructions on how to vote your shares, please refer to the section entitled "General Information – Questions and Answers – How can I vote my shares without attending the Annual Meeting?" beginning on page 3 of the Proxy Statement.

This Notice of Annual Meeting of Stockholders and Proxy Statement and form of proxy are being distributed on or about March 25, 2013.

By Order of the Board of Directors

James L. Baldwin Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL STOCKHOLDERS' MEETING TO BE HELD ON MAY 16, 2013
The Company's Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2012 are available at www.proxyvote.com.

DR PEPPER SNAPPLE GROUP, INC.
5301 Legacy Drive
Plano, Texas 75024
PROXY STATEMENT
for
ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 16, 2013

GENERAL INFORMATION	1
PROPOSALS	6
1. To elect John L. Adams and Ronald G. Rogers as directors to hold office for a one-year term and until their respective successors shall have been duly elected and qualified	6
2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2013	6
3. To approve an advisory resolution regarding the compensation of our Named Executive Officers	7
4. To re-approve the Management Incentive Plan to comply with Section 162(m) of the Internal Revenue Code and the regulations promulgated thereunder	9
BOARD OF DIRECTORS	13
CORPORATE GOVERNANCE	19
BUSINESS EXPERIENCE OF EXECUTIVE OFFICERS	24
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	26
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	28
CODE OF CONDUCT	28
POLTICAL CONTRIBUTIONS	28
COMPENSATION DISCUSSION AND ANALYSIS	29
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION	39
HISTORICAL EXECUTIVE COMPENSATION INFORMATION	40
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS	54
REPORT OF THE AUDIT COMMITTEE	55
COMPENSATION COMMITTEE INTERLOCK AND INSIDER PARTICIPATION	56
CERTAIN TRANSACTIONS	56
DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS WITH MULTIPLE STOCKHOLDERS	56
STOCKHOLDERS PROPOSALS FOR 2013 ANNUAL MEETING	57
APPENDIX A - MANAGEMENT INCENTIVE PLAN	A-1

DR PEPPER SNAPPLE GROUP, INC.
5301 Legacy Drive
Plano, Texas 75024
PROXY STATEMENT
for
ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 16, 2013
GENERAL INFORMATION
QUESTIONS AND ANSWERS
Why did I receive this Proxy Statement?
This Proxy Statement is being made available to you over the Internet or paper copies of these materials are being delivered to you by mail as a stockholder of record, as of March 18, 2013 (the "record date"), of Dr Pepper Snapple Group, Inc., a Delaware corporation (referred to in this Proxy Statement as the "Company," "we," "us" and "our"), in connection with the solicitation by our Board of Directors (referred to in this Proxy Statement as the "Board") of proxies to be voted at the Annual Meeting of Stockholders to be held on May 16, 2013 (referred to in this Proxy Statement as the "Annual Meeting"). This Proxy Statement will be mailed on or about March 25, 2013 to our stockholders of record on the record date. As a stockholder of record on the record date, you are invited to attend the Annual Meeting and are entitled to and are requested to vote on the items of business described in this Proxy Statement.
When and where is the Annual Meeting to be held?
The Annual Meeting will be held at the Westin Stonebriar Resort Conference Center, 1549 Legacy Drive, Frisco, Texas 75034 on May 16, 2013, at 10:00 a.m., Central Daylight Time, or at any adjournments thereof, for the purposes stated in the Notice of Annual Meeting of Stockholders.
Do I need a ticket to attend the Annual Meeting?
You will need an admission ticket or proof of ownership of our common stock to enter the Annual Meeting. If you hold shares directly in your name as a stockholder of record and have received a copy of our proxy materials, an admission ticket is attached to your printed proxy card. If you plan to attend the Annual Meeting, please vote your proxy prior to the Annual Meeting but keep the admission ticket and bring it with you to the Annual Meeting.
If your shares are held beneficially in the name of a broker, trustee or other nominee and you wish to be admitted to the Annual Meeting, you will have to bring either a copy of the voting instruction form provided by your broker, trustee or other nominee, or a copy of a brokerage statement showing your ownership of our common stock as of March 18, 2013.
If you are representing an entity holding shares, then you must present a proxy signed by that entity evidencing that you are authorized to attend the Annual Meeting and vote the shares or are otherwise representing the entity at the Annual Meeting. If you are representing an entity whose shares are held beneficially in the name of a broker, trustee or other nominee you will have to bring either a copy of the voting instruction form provided by such entity's broker, trustee or other nominee, or a copy of a brokerage statement showing the entity's ownership of our common stock as of March 18, 2013, in addition to the proxy signed by the entity you are representing.
All stockholders must also present a form of photo identification, such as a valid driver's license or passport, in order to be admitted to the Annual Meeting.

Are Proxy Materials available via the Internet?
Under rules adopted by the Securities and Exchange Commission ("SEC"), we primarily furnish proxy materials to our stockholders on the Internet, rather than mailing paper copies of the materials (including our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (the fiscal year ended December 31, 2012 is sometimes herein referred to as “2012” or “fiscal year 2012” ), with a filing date of February 21, 2013 (our "2012 Form 10-K")) to each stockholder. If you received a notice regarding the availability of proxy materials (the "Notice") by mail or electronic mail, you will not receive a paper copy of these proxy materials unless you request one. Instead, the Notice will instruct you as to how you may vote your shares. The Notice will also instruct you as to how you may access your proxy card to vote over the Internet. If you received a Notice by mail or electronic mail and would like to receive a paper copy of our proxy materials, free of charge, please follow the instructions included in the Notice.
What information is contained in this Proxy Statement?
This Proxy Statement provides our stockholders with information about when and where we will hold the Annual Meeting. Additionally, this Proxy Statement:

•	includes information regarding the matters that will be discussed and voted on at the Annual Meeting, and

•	provides information about the Company that our stockholders should consider in order to make an informed decision at the Annual Meeting.
What should I do if I receive more than one Notice about the Internet availability of the proxy materials or more than one paper copy of the proxy materials?
You may receive more than one Notice (either by mail or electronic mail) or more than one paper or electronic copy of the proxy materials, including multiple paper copies of this Proxy Statement and multiple proxy cards or voting instruction forms. For example, if you hold your shares in more than one brokerage account, you may receive a separate Notice or a separate voting instruction form for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you may receive more than one Notice or more than one proxy card. If you hold your shares through a broker, bank, trustee or another nominee, rather than owning shares registered directly in your name, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you are entitled to direct the voting of your shares by your intermediary. Your intermediary will forward the proxy materials to you with a voting instruction form or provide electronic access to the materials and to voting facilities. To vote all of your shares by proxy, you must complete, sign, date and return each proxy card and voting instruction form that you receive. If you receive a Notice and have not received a proxy card for the shares represented by the Notice, you can vote the shares by Internet.
How may I obtain a copy of the Company's 2012 Form 10-K and other financial information?
Stockholders may request a free copy of our 2012 Form 10-K by writing to us at the following address:
Dr Pepper Snapple Group, Inc.
Attn: Investor Relations
5301 Legacy Drive
Plano, Texas 75024
Alternatively, stockholders can access our 2012 Form 10-K and other financial information on the Investors section of our website at:
www.drpeppersnapplegroup.com
The Company also will furnish any exhibit to our 2012 Form 10-K if specifically requested.

What items of business will be voted on at the Annual Meeting?
The items of business scheduled to be voted on at the Annual Meeting are:

Proposal 1:	To elect John L. Adams and Ronald G. Rogers as directors to hold office for a one-year term and until their respective successors shall have been duly elected and qualified.

Proposal 2:	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2013.

Proposal 3:	To approve an advisory resolution regarding the compensation of our Named Executive Officers as disclosed in these materials.

Proposal 4:	To re-approve the Management Incentive Plan to comply with Section 162(m) of the Internal Revenue Code and the regulations promulgated thereunder.
We also will consider any other business that properly comes before the Annual Meeting.
How does the Board recommend that I vote?
The Board unanimously recommends a vote:

1.	FOR each of the nominees for director listed in these materials and on the proxy card;

2.	FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2013;

3.	FOR the approval, on an advisory basis, of the compensation of our Named Executive Officers as disclosed in this Proxy Statement; and

4.	FOR the re-approval of the Management Incentive Plan.
What shares can I vote at the Annual Meeting?
The Board has fixed the close of business on March 18, 2013 as the record date for the Annual Meeting. Only holders of record of the outstanding shares of our common stock at the close of business on the record date are entitled to vote at the Annual Meeting or any adjournments thereof.
As of the close of business on the record date, we had 203,957,391 shares of common stock, $0.01 par value per share, issued and outstanding. A holder of shares of our common stock is entitled to one vote for each share of our common stock, in person or by proxy, on all matters properly brought before the Annual Meeting.
How can I vote my shares at the Annual Meeting?
Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting. Shares for which you are the beneficial owner, but not the stockholder of record, may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also vote by proxy as described below so that your vote will be counted if you later decide not to attend the Annual Meeting. Voting in person will replace any previous votes that you submitted by proxy.
How can I vote my shares without attending the Annual Meeting?
Whether you hold shares directly as the stockholder of record or through a broker, trustee or other nominee as the beneficial owner, you may direct how your shares are voted without attending the Annual Meeting. There are three ways to vote by proxy:
By Internet – Stockholders who have received a Notice by mail may submit proxies over the Internet by following the instructions on the Notice. Stockholders who have received a Notice by e-mail may submit proxies over the Internet by following the instructions included in the e-mail. Stockholders who have received a paper copy of a proxy card or voting instruction form by mail may submit proxies over the Internet by following the instructions on the proxy card or voting instruction form.

By Telephone – Stockholders of record who live in the United States or Canada may submit proxies by telephone by calling (800) 690-6903 and following the instructions. Stockholders of record who have received a Notice by mail must have the control number that appears on their Notice available when voting. Stockholders of record who received Notice by e-mail must have the control number included in the e-mail available when voting. Stockholders of record who have received a proxy card by mail must have the control number that appears on their proxy card available when voting. Most stockholders who are beneficial owners of their shares, but not stockholders of record, living in the United States or Canada and who have received a voting instruction form by mail may vote by phone by calling the number specified on the voting instruction form provided by their broker, trustee or nominee. Those stockholders should check the voting instruction form for telephone voting availability.
By Mail – Stockholders who have received a paper copy of a proxy card or voting instruction form by mail may submit proxies by completing, signing and dating their proxy card or voting instruction form and mailing it in the accompanying pre-addressed envelope.
Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (EDT) on May 15, 2013. Votes cast by mail must be received in sufficient time to allow processing. Votes received by mail prior to the day of the Annual Meeting will be processed, but votes received the day of the Annual Meeting may not be processed depending on the time received. Shares represented by duly executed proxies in the accompanying proxy card or voting instruction form will be voted in accordance with the instructions indicated on such proxies or voting instruction forms and, if no such instructions are indicated thereon, will be voted (i) FOR each of the nominees for election to the Board, (ii) FOR ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2013, (iii) FOR the approval, on an advisory basis, of the compensation of our Named Executive Officers as disclosed in these materials and (iv) FOR the re-approval of the Management Incentive Plan.
How many shares must be present or represented to conduct business at the Annual Meeting?
The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of our common stock entitled to vote at the Annual Meeting or any adjournment thereof is necessary to constitute a quorum to transact business.
Abstentions and broker non-votes (shares held by brokers, trustees or other nominees as to which they have no discretionary power to vote on a particular matter and have received no instructions from the beneficial owners of such shares or persons entitled to vote on the matter) will be counted for the purpose of determining whether a quorum is present. If your shares are held by a broker, trustee or other nominee on your behalf and you do not instruct the broker, trustee or other nominee as to how to vote these shares on Proposal 1 (the election of directors), Proposal 3 (the approval of the resolution regarding the compensation of our Named Executive Officers) or Proposal 4 (the re-approval of the Management Incentive Plan), the broker, trustee or other nominee may not exercise discretion to vote for or against those proposals. This would be a "broker non-vote" and these shares will not be counted as having been voted on the applicable proposal. With respect to Proposal 2 (ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2013), the broker, trustee or other nominee may exercise its discretion to vote for or against that proposal in the absence of your instruction. Please instruct your broker, trustee or other nominee so your vote can be counted.
What is the voting requirement to approve each of the proposals?
The following voting requirements will be in effect for each proposal described in this Proxy Statement:
Proposal 1.  To be elected, a director must receive the affirmative vote of the holders of a majority of our common stock which has voting power present in person or represented by proxy and which has actually voted (the number of shares voted "for" a director nominee must exceed the number of votes cast "against" that nominee).
Proposal 2.  Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm requires the affirmative vote of the holders of a majority of our common stock which has voting power present in person or represented by proxy and which has actually voted (the number of shares voted "for" ratification must exceed the number of votes cast "against" ratification).
Proposal 3.  The advisory (non-binding) resolution to approve the compensation of our Named Executive Officers as disclosed in this Proxy Statement requires the affirmative vote of the holders of a majority of our common stock which has voting power present in person or represented by proxy and which has actually voted (the number of shares voted "for" the resolution must exceed the number of votes cast "against" the resolution).

Proposal 4.   The re-approval of the Management Incentive Plan requires the affirmative vote of the holders of a majority of our common stock which has voting power present in person or represented by proxy and which has actually voted (the number of shares voted "for" the proposal must exceed the number of votes cast "against" the proposal).
What if I want to change my vote?
If the enclosed proxy card or voting instruction form is signed and returned, you may, nevertheless, revoke it at any time prior to the Annual Meeting either by (i) your filing a written notice of revocation received by the person or persons named therein, (ii) your attendance at the Annual Meeting and voting the shares covered thereby in person, or (iii) your delivery of another duly executed proxy card or voting instruction form dated subsequent to the date of the proxy card or voting instruction form to be revoked to the addressee named in the enclosed proxy card or voting instruction form.
Who will pay for this solicitation?
The cost of preparing, assembling, printing and mailing this Proxy Statement and the enclosed proxy card and the cost of soliciting proxies related to the Annual Meeting will be borne by us. We will request brokers, trustees or other nominees to solicit their customers who are beneficial owners of shares of common stock listed of record in the name of the broker, trustee or other nominee and will reimburse such brokers, trustees or other nominees for the reasonable out-of-pocket expenses for such solicitation.
Who will serve as inspector of elections?
The inspector of elections will be a representative from Broadridge Financial Solutions, Inc.
What happens if additional matters are presented at the Annual Meeting?
Other than the four items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, James L. Baldwin, Martin M. Ellen and Larry D. Young, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

PROPOSALS
Proposal 1: ELECTION OF DIRECTORS
At our annual meeting for the year ended December 31, 2011, stockholders approved amending the Company's Certificate of Incorporation and By-laws to declassify the Board and provide for the annual election of directors beginning with any director elected at the Annual Meeting. Therefore, this year's nominees for directors will be elected to the Board for a one-year term.
This year's nominees for directors are {ages are as of the date of the Annual Meeting}:
John L. Adams
Mr. Adams, age 68, has served as one of our directors since April 2008. Mr. Adams served as Executive Vice President of Trinity Industries, Inc. from January 1999 to June 2005 and held the position of Vice Chairman from July 2005 to March 2007. Prior to joining Trinity Industries, Mr. Adams spent 25 years in various positions with Texas Commerce Bank, N.A. and its successor, Chase Bank of Texas, National Association. From 1997 to 1998, he served as Chairman and Chief Executive Officer of Chase Bank of Texas. Mr. Adams has served on the board of directors of Trinity Industries, Inc. since 2007 and Group 1 Automotive, Inc. since 1999, where he has served as non-executive chairman since April 2005. He previously served on the boards of directors of American Express Bank Ltd. and Phillips Gas Company.
Ronald G. Rogers
Mr. Rogers, age 64, has served as one of our directors since May 2008. Mr. Rogers served in various positions with Bank of Montreal between 1972 and 2005. From 2002 until his retirement in 2005, he served as Deputy Chair, Enterprise Risk & Portfolio Management, BMO Financial Group, and from 1994 to 2002, he served as Vice Chairman, Personal & Commercial Client Group.
For a discussion of specific experience, qualifications, attributes or skills that qualify each of the above nominees to serve as one of our directors, see "Board of Directors – Selection of Directors" beginning on page 17.
THE BOARD RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES FOR DIRECTOR SET FORTH ABOVE.
Proposal 2: RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2013
Deloitte & Touche LLP has been selected by the Audit Committee as our independent registered public accounting firm for fiscal year 2013, subject to ratification by our stockholders. Deloitte & Touche LLP has served as our independent registered public accounting firm since 2008. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting. That representative will have an opportunity to make a statement, if desired, and will be available to respond to appropriate questions.
We are asking our stockholders to ratify the appointment of Deloitte & Touche LLP as our registered independent public accounting firm as a matter of good corporate governance even though ratification is not required by our By-laws, other governing documents or otherwise. If our stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2013. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during fiscal year 2013 if it is determined that such a change would be in the best interests of the Company and its stockholders.
The affirmative vote of the holders of shares of our common stock having a majority of the voting power eligible to vote and voting, either in person or by proxy, at the Annual Meeting will be required to ratify the appointment of Deloitte & Touche LLP.

Independent Registered Public Accounting Firm's Fees
Fees for professional services provided by our independent registered public accounting firm in each of the last two fiscal years, in each of the following categories, were as follows:

	2012		2011
	(in 000's)
Audit Fees	$3,430	(1)	$3,185	(2)
Audit-Related Fees	—		—
Tax Fees	—		—
All Other Fees	—		—
Total Fees	$3,430		$3,185
____________

(1)
Audit Fees primarily relate to auditing of our 2012 consolidated financial statements, auditing the Company's assessment of its compliance with Section 404 of the Sarbanes-Oxley Act of 2002 ("SOX") as it relates to internal controls over financial reporting, assistance with our response to the SEC Staff's comment letter, statutory audits in Mexico, review of our prospectus related to a debt offering and review of our registration statement on Form S-3.

(2)
Audit Fees primarily relate to auditing of our 2011 consolidated financial statements, auditing the Company's assessment of its compliance with Section 404 of SOX as it relates to internal controls over financial reporting, statutory audits in Mexico and review of our prospectus related to a debt offering.

The Audit Committee has approved all of our independent registered public accounting firm's audit engagements for fiscal year 2012. All audit and non-audit services provided to us by our independent registered public accounting firm are required to be pre-approved by the Audit Committee in accordance with the policies and procedures set forth in the current Audit Committee Charter available on our website at www.drpeppersnapplegroup.com.
THE BOARD RECOMMENDS A VOTE "FOR" THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2013.
Proposal 3: ADVISORY VOTE ON APPROVING EXECUTIVE COMPENSATION
In accordance with rules adopted by the SEC, we provide stockholders with the opportunity to cast an advisory (non-binding) vote on compensation programs for our Named Executive Officers. We currently plan to hold an annual advisory vote on compensation. Our overall executive compensation policies and procedures are described in the "Compensation Discussion and Analysis" section beginning on page 29 and the tabular disclosures regarding compensation of our Named Executive Officers (together with the accompanying narrative disclosure) set forth in the "Historical Executive Compensation Information" section beginning on page 40 in this Proxy Statement. Our compensation policies and procedures are centered on a pay-for-performance culture and are strongly aligned with the long-term interests of our stockholders, as described in the "Compensation Discussion and Analysis" section. The Compensation Committee, which is comprised entirely of independent directors, in consultation with Mercer, a leading human resources consulting firm, oversees our executive compensation program and monitors our policies to ensure they continue to emphasize programs that reward executives for results that are consistent with stockholder interests.
Our overall executive compensation program is designed to be competitive with other leading companies, similar in size and market capitalization to the Company, in the beverage and consumer packaged goods industry. The following objectives are the basis for our program design:

•	Total direct compensation targets are designed to be competitive with companies in the markets in which we compete;

•	Compensation is generally performance based, with our overall performance judged against internal goals;

•	A pay-for-performance culture links compensation to both individual and collective performance and will result in differentiated compensation;

•
A substantial percentage of total direct compensation is variable, or "at risk", both through annual incentive compensation and performance-based, long-term equity incentive awards (including stock options and performance-based restricted stock units); and

•	Equity incentive awards are used to align the interests of management with those of our stockholders.
To accomplish our compensation objectives, our executive officers' total direct compensation in 2012 was comprised of a mix of the following components:

•	base salary;

•	management incentive plan awards (our annual cash incentive program); and

•	long-term incentive awards, consisting of:

◦	stock options;

◦	time-based restricted stock units (individually, "RSU" and collectively, "RSUs"); and

◦	performance-based restricted stock units (individually, "PSU" and collectively, "PSUs").
Key Compensation Policies
The Board and the Compensation Committee have adopted various policies and programs with respect to compensation matters as follows:

•	Equity Award Procedures (see "Compensation Discussion and Analysis - Long Term Incentive Awards - Equity Award Procedures" beginning on page 36);

•	Stock Ownership Guidelines (see "Compensation Discussion and Analysis - Stock Ownership Guidelines" beginning on page 37);

•	Insider Trading Policy (see "Compensation Discussion and Analysis - Insider Trading Policy" beginning on page 37); and

•	Clawback Policy (see "Compensation Discussion and Analysis - Clawback Policy" beginning on page 37).
Say-on-Pay Vote
Prior to our annual meeting held in 2012, we discussed our executive compensation program with certain stockholders holding approximately 50% of our outstanding common stock. The stockholder vote on the advisory resolution to approve executive compensation for 2011 passed with approximately 96% of the votes cast voting in favor of the resolution. As the result of this approval, the Compensation Committee continued to apply the same policies and objectives in determining compensation for 2012 that it applied in 2011.
Actions like those described above evidence our philosophy of aligning executive compensation with company performance and increasing long-term stockholder value. We will continue to design and implement our executive compensation programs and policies in line with this philosophy to promote superior performance results and generate greater value for our stockholders. For the reasons discussed above, the Board recommends that stockholders vote in favor of the following resolution:
"RESOLVED, that the compensation paid to the Company's Named Executive Officers with respect to 2012, as disclosed pursuant to the compensation disclosure rules and regulations of the SEC, including the Compensation Discussion and Analysis, compensation tables and the narrative discussion, is hereby APPROVED."
Because your vote on this proposal is advisory, it will not be binding on the Board. However, the Compensation Committee and the Board will consider the outcome of the vote when making future compensation decisions.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE EXECUTIVE COMPENSATION DISCLOSED IN THIS PROXY STATEMENT.

Proposal 4:	RE-APPROVAL OF THE MANAGEMENT INCENTIVE PLAN TO COMPLY WITH SECTION 162(M) OF THE INTERNAL REVENUE CODE AND THE REGULATIONS PROMULGATED THEREUNDER
We are asking stockholders to re-approve our Management Incentive Plan (the "MIP"), including the performance goals thereunder, in order to satisfy the requirements of Section 162(m) of the Internal Revenue Code (the "Code") for the deductibility of performance-based awards or bonuses paid to our Chief Executive Officer and certain other most highly-compensated executive officers.
The MIP was initially approved by our Board on February 11, 2009 and approved by our stockholders on May 19, 2009. The MIP is designed to comply with the requirements of the Code. Section 162(m) of the Code limits our tax deduction for expenses in connection with compensation for our Chief Executive Officer and certain other most highly-compensated executive officers for any fiscal year to the extent that the remuneration of such person exceeds $1 million during such fiscal year, excluding remuneration that qualifies as "performance-based compensation." Section 162(m) of the Code provides that in order for remuneration to be treated as qualified performance-based compensation, the material terms of the plan pursuant to which the performance-based compensation is paid must be disclosed to and approved periodically by our stockholders. The material terms of these performance goals have not been changed since the MIP was previously submitted to stockholders for approval on May 19, 2009.
Certain of our employees, including our executive officers, will be eligible to receive cash awards under the MIP and have an interest in the passage of this proposal. We intend that awards made under the MIP to our executive officers will be eligible for treatment as performance-based compensation under Section 162(m) of the Code. Our Board is asking you to re-approve the MIP, including the material terms of the performance goals under the plan, to preserve our ability under Section 162(m) of the Code to deduct compensation associated with future performance-based incentive awards to be made under the MIP.
Reasons To Re-Approve the MIP
The MIP is designed to attract and retain our employees and the employees of our subsidiaries and to stimulate the active interest of such persons in the development and financial success of the Company and its subsidiaries through the making of cash awards under the MIP based on the achievement of certain performance goals.
Section 162(m) of the Code specifically exempts certain performance-based compensation from the deduction limit. In order to qualify for this exception, our stockholders must periodically approve the material terms of the performance goals of the plan under which compensation is to be paid. Our MIP contains these performance goals and is being proposed for re-approval by our stockholders.
If the MIP is not re-approved, any awards made under the MIP after the Annual Meeting will not be treated as "qualified performance-based compensation" and the Company's deduction of any compensation payable in respect of such awards and subsequent periods will be subject to disallowance under Section 162(m) of the Code.
General Summary of Terms of the MIP
The following is a summary of the material terms of the MIP. The full text of the MIP is attached to this Proxy Statement as Appendix A. Please refer to Appendix A for a more complete description of the terms of the MIP.
Eligibility.  Employees included in the MIP are eligible for cash awards at the discretion of the Compensation Committee.
Administration.  The MIP is administered by the Compensation Committee. Subject to the limitations in the MIP, the Compensation Committee shall have the power to:

•	select the employees to be granted Performance Cash Awards (as defined in the MIP);

•	determine the terms of Performance Cash Awards to be made to each participant;

•	determine the time when Performance Cash Awards are to be granted and any conditions that must be satisfied before a Performance Cash Award is granted;

•	establish objectives and conditions for earning Performance Cash Awards;

•	determine the terms and conditions of award agreements and who must sign each award agreement;

•	determine whether the conditions for earning a Performance Cash Award have been met and whether a Performance Cash Award will be paid at the end of an applicable performance period;

•	modify the terms of Performance Cash Awards;

•	determine if, when and under what conditions payment of all or any part of a Performance Cash Award may be deferred;

•	determine whether the amount or payment of a Performance Cash Award should be reduced or eliminated;

•	determine the guidelines and/or procedures for the payment of Performance Cash Awards;

•
determine whether a Performance Cash Award should qualify, regardless of its amount, as deductible in its entirety for federal income tax purposes, including whether a Performance Cash Award granted to an executive officer should qualify as performance-based compensation;

•	interpret and administer the MIP, including any instrument or agreement relating to, or award made under, the MIP;

•	establish, amend, suspend or waive such rules and guidelines set forth in the MIP;

•	appoint such agents as it shall deem appropriate for the proper administration of the MIP; and

•	make any other determination and take any other action that the Compensation Committee deems necessary or desirable for the administration of the MIP.
The Compensation Committee may also delegate its duties under the MIP to our Chief Executive Officer and to other senior officers of the Company or to such other committee of the Board, except with respect to matters under Section 162(m) of the Code that are required to be determined or established by the Compensation Committee to provide Performance Cash Awards to executive officers as qualified "performance-based compensation." The Compensation Committee may delegate its duties under the MIP pursuant to such conditions or limitations as the Compensation Committee may establish.
Performance Cash Awards - 162(m) of the Code.  Performance Cash Awards granted to executive officers that are intended to qualify as qualified performance-based compensation under Section 162(m) of the Code shall be paid on account of the achievement of one or more pre-established, objective performance goals. The performance goals are established and administered by the Compensation Committee in accordance with Section 162(m) of the Code prior to the earlier to occur of (x) 90 days after the commencement of the period of service to which the performance goal relates or (y) the lapse of 25% of the period of service (as scheduled in good faith at the time the goal is established), and in any event while the outcome is substantially uncertain. A performance goal is objective if a third party having knowledge of the relevant facts could determine whether the goal is met. Such a performance goal may be based on one or more business criteria that apply to an executive officer, one or more business units, divisions or sectors of the Company, or the Company as a whole, and if so desired by the Compensation Committee, by comparison with a peer group of companies. A performance goal may include one or more of the following and need not be the same for each executive officer:

•	revenue and income measures (which include revenue, gross margin, income from operations, net income, net sales and earnings per share);

•	expense measures (which include costs of goods sold, sales, general and administrative expenses and overhead costs);

•	operating measures (which include volume, margin, breakage and shrinkage, productivity and market share);

•	cash flow measures (which include net cash flow from operating activities and working capital);

•	liquidity measures (which include earnings before or after the effect of certain items such as interest, taxes, depreciation and amortization, and free cash flow);

•	leverage measures (which include equity ratio and net debt);

•	market measures (including those relating to market price, stock price, total stockholder return and market capitalization measures);

•	return measures (which include return on equity, return on assets and return on invested capital);

•	corporate value measures (which include compliance, safety, environmental and personnel matters); and

•	other measures such as those relating to acquisitions, dispositions or customer satisfaction.

Unless otherwise stated, such a performance goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo, performance relative to a peer group determined by the Compensation Committee or limiting economic losses (measured, in each case, by reference to specific business criteria).
It is our intent that the MIP comply with Section 162(m) of the Code, including, without limitation, Treasury Regulation § 1.162-27(e)(2)(i), as to grants to executive officers. In establishing such goals and interpreting the MIP, the Compensation Committee shall be guided by such provisions. Prior to the payment to an executive officer of any compensation based on the achievement of performance goals applicable to a qualified Performance Cash Award, the Compensation Committee must certify in writing that applicable performance goals and any of the material terms thereof were, in fact, satisfied. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any qualified Performance Cash Awards made to executive officers pursuant to the MIP shall be determined by the Compensation Committee to the extent permitted under Section 162(m) of the Code.
The Compensation Committee may adjust the performance goals (either up or down) and the level of the Performance Cash Award that a participant may earn under the MIP, to the extent permitted pursuant to Section 162(m) of the Code, if it determines that the occurrence of external changes or other unanticipated business conditions have materially affected the fairness of the performance goals and have unduly influenced our ability to meet them, including, without limitation, events such as material acquisitions, changes in the capital structure of the Company and extraordinary accounting changes. In addition, performance goals and Performance Cash Awards shall be calculated without regard to any changes in accounting standards that may be required by the Financial Accounting Standards Board after such performance goals are established. Further, in the event a period of service to which a performance goal relates is less than 12 months, the Compensation Committee shall have the right, in its sole discretion, to adjust the performance goals and the level of Performance Cash Award opportunity.
Cash Award Limitation.  The MIP limits the amount payable to any participant in respect of any one-year period to $5,000,000.
Amendment, Modification, Suspension or Termination.  Our Board or the Compensation Committee may amend, modify, suspend or terminate the MIP for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that (i) no amendment or alteration may be made that will materially adversely affect the rights of any participant under any Performance Cash Award previously granted to such participant without the consent of such participant and (ii) no amendment or alteration shall be effective prior to its approval by the stockholders of the Company to the extent stockholder approval is otherwise required by applicable legal requirements.
Adjustments.  In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Board may make such adjustments to Performance Cash Awards or other provisions for the disposition of awards as it deems equitable, and shall be authorized, in its sole discretion, (i) to provide for the substitution of a new Performance Cash Award or other arrangement (which, if applicable, may be exercisable for such property or stock as the Board determines) for a Performance Cash Award or the assumption of the Performance Cash Award, (ii) to provide, prior to the transaction, for the acceleration of the vesting of the Performance Cash Award or (iii) to cancel any such Performance Cash Awards and to deliver to the participants cash in an amount that the Board shall determine in its sole discretion.
Section 409A of the Code.  It is our intent that the payment of Performance Cash Awards under the MIP shall satisfy the short-term deferral exclusion from Section 409A of the Code, unless deferred, in which case the Performance Cash Award shall be subject to the terms of our Supplemental Savings Plan, which is designed to be in compliance with Section 409A of the Code.
Term.  The MIP has a 10 year term which will end on May 19, 2019. However, the Board can take action to terminate the MIP prior to the end of the 10 year term.

The Compensation Committee approves payments under the MIP. Our non-executive directors do not participate in the MIP. Since the MIP is performance based, any future benefits to be paid under the MIP are not determinable. Our 2012 Performance Cash Awards are summarized as follows:

Name and Position	MIP Payment ($)
Larry D. Young	1,385,461
President & CEO
Martin M. Ellen	421,438
Chief Financial Officer
James J. Johnston	377,428
Pres. Beverage Concentrates & Latin America Beverages
Rodger L. Collins	357,275
Pres. Packaged Beverages
Derry L. Hobson	285,685
EVP Supply Chain
All Executive Officers as a Group (10 persons)	3,925,581
Non-executive Officer Employee Group (1,717 persons)	38,565,879
The affirmative vote of the holders of our common stock having a majority of the voting power eligible to vote and voting, either in person or by proxy, at the Annual Meeting will be required to re-approve the MIP.
THE BOARD RECOMMENDS A VOTE "FOR" RE-APPROVAL OF THE MIP.

BOARD OF DIRECTORS
Biographical Information
In addition to the persons who are standing for re-election as directors (whose biographical information is included in Proposal 1 above), the following is a biographical summary of our other directors {ages are as of the date of the Annual Meeting}:
David E. Alexander, age 59, has served as one of our directors since November 2011, and his term will expire at the next annual meeting of stockholders after the year ended December 31, 2014. Mr. Alexander has served as chairman of the Audit Committee since March 2013. Mr. Alexander served in various positions with Ernst & Young L.L.P. between 1975 and 2011. From 2002 until his retirement in September 2011, he served as Vice Chairman and Southwest Region Managing Partner and was a member of the firm's Americas and U.S. Executive Boards and Global Management Group. Since 2003, Mr. Alexander has served as a member of the executive board of Southern Methodist University's Cox Business School. From 2009 until 2012, Mr. Alexander served as a national trustee on the board of Boys & Girls Clubs of America and as a board member of the American Heart Association.
Terence D. Martin, age 70, has served as one of our directors since April 2008. Our Corporate Governance Guidelines require that directors retire at the next annual meeting of stockholders after reaching the age of 70. Since Mr. Martin turned 70 prior to the Annual Meeting, he will retire as a director at the conclusion of the Annual Meeting. Mr. Martin served as chairman of our Audit Committee from May 2008 until February 2013. Mr. Martin served as Senior Vice President and Chief Financial Officer of Quaker Oats Company from 1998 until his retirement in 2001. From 1995 to 1998, he was Executive Vice President and Chief Financial Officer of General Signal Corporation. Mr. Martin was Chief Financial Officer and Member of the Executive Committee of American Cyanamid Company from 1991 to 1995 and served as Treasurer from 1988 to 1991. From 2002 through March 2011, Mr. Martin served on the board of directors of Del Monte Foods Company.
Pamela H. Patsley, age 56, has served as one of our directors since April 2008, and her term will expire at the next annual meeting of stockholders after the year ended December 31, 2014. Ms. Patsley served as Executive Chairman of MoneyGram International from January 2009 to September 2009 and has served as Chairman and Chief Executive Officer from September 2009 to present. Previously, Ms. Patsley served as Senior Executive Vice President of First Data Corporation from March 2000 to October 2007 and President of First Data International from May 2002 to October 2007. She retired from those positions in October 2007. From 1991 to 2000, she served as President and Chief Executive Officer of Paymentech, Inc., prior to its acquisition by First Data. Ms. Patsley also previously served as Chief Financial Officer of First USA, Inc. Ms. Patsley served on the board of directors of Molson Coors Brewing Company from 1996 to 2009; Pegasus Solutions, Inc. from 2002 to 2006; and Paymentech, Inc. from 1995 to 1999. In addition to her Chairman's role at MoneyGram International, Ms. Patsley has served on the board of Texas Instruments Incorporated since 2004, where she is currently serving as chair of the Audit Committee.
Joyce M. Roché, age 65, has served as one of our directors since February 2011, and her term will expire at the next annual meeting of stockholders after the year ended December 31, 2013. Ms. Roché served as President and Chief Executive Officer of Girls Inc., a national non-profit research, education and advocacy organization, from 2000 until her retirement in 2010. From 1998 to 2000, Ms. Roché was an independent marketing consultant. She served as President and Chief Operating Officer of Carson Products Company from 1996 to 1998 and also held senior marketing positions with Carson Products Company, Revlon, Inc. and Avon, Inc. Ms. Roché served on the board of directors of Anheuser-Busch Companies, Inc. from 1998 to 2008 and The May Department Stores Company from 2003 to 2006. She is currently a member of the boards of directors of AT&T, Inc., where she serves on the Public Policy and Nominating and Governance Committees, Macy's, Inc., where she serves as chair of the Audit and Nominating and Governance Committees, and Tupperware Brands Corporation, where she serves as chair of the Compensation Committee. She also serves as a member of the Board of the Association of Governing Boards of Universities and Colleges and serves as chair of the Board of Trustees for Dillard University.
Wayne R. Sanders, age 65, has served as the Chairman of the Board since May 2008, and his term will expire at the next annual meeting of stockholders after the year ended December 31, 2013. Mr. Sanders has served as chairman of the Corporate Governance and Nominating Committee since May 2008. Mr. Sanders served as the Chairman and the Chief Executive Officer of Kimberly-Clark Corporation from 1992 until his retirement in 2003. Mr. Sanders has served on the board of directors of Texas Instruments Incorporated since 1997, where he serves on the Compensation Committee, and Belo Corp. since 2003, where he serves as chair of the Audit Committee. He previously served on the board of directors of Adolph Coors Company. Mr. Sanders is also a National Trustee and Governor of the Boys & Girls Clubs of America and was a member of the Marquette University Board of Trustees from 1992 to 2007, serving as Chairman from 2001 to 2003.

Jack L. Stahl, age 60, has served as one of our directors since May 2008, and his term will expire at the next annual meeting of stockholders after the year ended December 31, 2013. Mr. Stahl served as chairman of our Compensation Committee from May 2008 until February 2012. Mr. Stahl served as Chief Executive Officer and President of Revlon, Inc. from February 2002 until his retirement in September 2006. From February 2000 to March 2001, he served as President and Chief Operating Officer of The Coca-Cola Company and previously served as Group President of The Coca-Cola Company's Americas Group and as Chief Financial Officer of The Coca-Cola Company. Mr. Stahl served on the board of directors of Schering-Plough Corporation from 2007 to 2009 and has served on the board of directors of Delhaize Group since 2008 and Saks, Inc. since January 2012.
M. Anne Szostak, age 62, has served as one of our directors since May 2008, and her term will expire at the next annual meeting of stockholders after the year ended December 31, 2014. Ms. Szostak has served as chairperson of our Compensation Committee since March 2012. Since June 2004, Ms. Szostak has served as President and Chief Executive Officer of Szostak Partners LLC, a consulting firm that advises executive officers on strategic and human resource issues. From 1998 until her retirement in 2004, she served as Corporate Executive Vice President and Director - Human Resources and Diversity of FleetBoston Financial Corporation (now Bank of America). She also served as Chairman and Chief Executive Officer of Fleet Bank - Rhode Island from 2001 to 2003. Ms. Szostak served on the board of directors of ChoicePoint Corporation from 2005 to 2008 and on the board of directors for Spherion Corporation from 2005 to 2011. Ms. Szostak has served as a director of Belo Corp. since 2004, Tupperware Brands Corporation since 2000 and IDEXX Laboratories since 2012. Ms. Szostak is Governor and Chairperson Emeritus of the Boys & Girls Clubs of America, Chairperson of the Women and Infants' Hospital of Rhode Island and a member of the Board, and serves on various board committees of the Rhode Island Foundation.
Larry D. Young, age 58, has served as one of our directors since the Company's formation in October 2007, and his term will expire at the next annual meeting of stockholders after the year ended December 31, 2013. Mr. Young has served as our President and Chief Executive Officer (Mr. Young is also referred to in this Proxy Statement as our "CEO") since October 2007. From October 2007 to May 2008, Mr. Young also served as President and Chief Executive Officer of CSAB (as hereinafter defined). Mr. Young joined CSAB as President and Chief Operating Officer of the Bottling Group segment and Head of Supply Chain in 2006 after the acquisition of Dr Pepper/Seven Up Bottling Group, Inc. ("DPSUBG"). He had been President and Chief Executive Officer of DPSUBG since May 2005. From 1997 to 2005, Mr. Young served as President and Chief Operating Officer of Pepsi-Cola General Bottlers, Inc. and Executive Vice President of Corporate Affairs at PepsiAmericas, Inc.
In addition to the above, Michael F. Weinstein served as one of our directors from 2009 to 2012. On November 16, 2012, Mr. Weinstein submitted his resignation as a director of the Company effective as of December 31, 2012. Mr. Weinstein decided to resign because he will not be able to serve as an independent director for the fifteen-year term of the earn-out payments in connection with the sale of the intellectual property rights of Hydrive Energy, LLC to Big Red Holdings, Inc. ("Big Red"). See "Certain Transactions" on page 56 of this Proxy Statement for more information on the sale of Hydrive Energy, LLC's intellectual property rights to Big Red.
For a discussion of specific experience, qualifications, attributes or skills that led to the conclusion that each of the above members should serve as one of our directors, see "Board of Directors – Selection of Directors" beginning on page 17.

Director's Compensation
Non-employee directors receive compensation from us for their services on the Board and its committees. Mr. Young, our only executive director, does not receive compensation for his services as a director. In fiscal year 2012, we compensated our non-employee directors as follows: an annual cash retainer of $100,000 and an annual equity award of RSUs with a value of $110,000. In addition, the chairperson of the Audit Committee and the chairperson of the Compensation Committee received an annual equity award of RSUs with a value of $30,000 and $25,000, respectively. All of the RSUs vest three years from the date of grant.
Mr. Sanders, as the Chairman of the Board, was entitled to an annual cash retainer of $100,000. Mr. Sanders also received an annual equity award of RSUs with a value of $210,000, which vests three years from the date of grant. Director compensation paid in fiscal year 2012 was as follows:
Director Compensation in Fiscal Year 2012

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Wayne R. Sanders	100,000	210,000	—	—	—	7,930	(4)	317,930
Terence D. Martin	100,000	140,000	—	—	—	—		240,000
M. Anne Szostak	100,000	135,000	—	—	—	—		235,000
John L. Adams	100,000	110,000	—	—	—	—		210,000
David E. Alexander	100,000	110,000	—	—	—	—		210,000
Pamela H. Patsley	100,000	110,000	—	—	—	—		210,000
Joyce M. Roché	100,000	110,000	—	—	—	—		210,000
Ronald G. Rogers	100,000	110,000	—	—	—	—		210,000
Jack L. Stahl	100,000	110,000	—	—	—	—		210,000
Michael F. Weinstein	100,000	110,000	—	—	—	—		210,000
____________

(1)	The amounts reported in the Fees Earned or Paid in Cash column reflect fees earned in 2012, although cash fees for the first quarter of 2012 were paid in December 2011.

(2)
The amounts reported in the Stock Awards column reflect the grant date fair value associated with each respective director's RSUs granted under the Omnibus Stock Incentive Plan of 2009. Even though the RSUs may be forfeited, the amounts reported do not reflect this contingency.

(3)	The following table shows the aggregate number of outstanding RSUs for each non-employee director as of December 31, 2012. All of these awards vest three years from their respective grant dates.

Name	RSUs(a)
Wayne R. Sanders	18,366
Terence D. Martin	12,031
M. Anne Szostak	9,995
John L. Adams	9,318
David E. Alexander	3,701
Pamela H. Patsley	9,318
Joyce M. Roché	5,880
Ronald G. Rogers	9,318
Jack L. Stahl	10,903
Michael F. Weinstein	__ (b)
____________

(a)	The amounts reported in the RSUs column also include dividend equivalent units under the Omnibus Stock Incentive Plan of 2009.

(b)
As of the effective date of Mr. Weinstein's resignation (the "Separation Date"), the Board approved the vesting of a pro-rated amount of Mr. Weinstein's unvested RSUs based on the number of days between the award date of such RSUs and the Separation Date. On the Separation Date, 5,843 RSUs vested and shares were issued to Mr. Weinstein.

(4)
The amount reported in the All Other Compensation column represents the personal use of the corporate aircraft by Mr. Sanders. For SEC purposes, the cost of personal use of a corporate aircraft is calculated based on the aggregate incremental cost to us. We calculated the aggregate incremental cost using estimated variable costs of operating the aircraft. Fixed costs which do not change based on usage, such as pilot salaries, depreciation of aircraft and cost of maintenance, are excluded.

Based on a study performed by Mercer, the Compensation Committee has recommended and the Board has approved a $10,000 increase in annual equity awards for our non-employee directors in fiscal year 2013, which will result in the total non-employee director compensation approximating our peer group median.
The Board believes that the directors should have a meaningful ownership interest in the Company. Effective November 1, 2015, or, if a director is elected after November 1, 2010, within five years after the date of such election, the Stock Ownership Guidelines require non-executive directors to own shares of the Company's common stock having a value equal to a minimum of three times their respective annual retainer. Though not yet required, all of the directors, except Mr. Alexander who joined the Board in 2011, met these guidelines as of December 31, 2012. For a more complete discussion of the Stock Ownership Guidelines, see "Compensation Discussion and Analysis – Stock Ownership Guidelines" on page 37.
Communications with the Board
Any interested party may communicate with the Board, the Chairman of the Board (who is the presiding director of executive sessions) or the non-employee directors as a group on a Board-related issue by submitting an e-mail through the Company's website at www.drpeppersnapplegroup.com under the Investors-Contact the Board captions or by sending a written communication to: Corporate Secretary, Dr Pepper Snapple Group, Inc., 5301 Legacy Drive, Plano, Texas 75024. Relevant communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. Communications that are unrelated to the duties and responsibilities of the Board will not be forwarded, such as sponsorship requests, licensing requests, annual report requests, business solicitations, advertisements, new product suggestions, brand and product comments and inquiries and job inquiries. Any communication that is screened as described above will be made available to any director upon his or her request.

Selection of Directors
Process
The Board is responsible for approving candidates for the Board. As discussed in the section "Corporate Governance – Board Committees and Meetings – Corporate Governance and Nominating Committee" on page 22, the Corporate Governance and Nominating Committee is responsible for the identification of candidates for the Board and making recommendations to the Board. The Corporate Governance and Nominating Committee will also consider nominations by a stockholder made pursuant to the procedures set forth in our By-laws relating to stockholder nominations and as described under "Stockholders Proposals for 2013 Annual Meeting" on page 57.
Qualifications
The Corporate Governance and Nominating Committee seeks director candidates (including any candidate who may be recommended by a stockholder) who have certain personal and professional attributes including:

•	sound personal and professional integrity;

•	an inquiring and independent mind;

•	willingness to devote the required time to carrying out the duties and responsibilities of Board membership;

•	commitment to serve on the Board for several years to develop knowledge about the Company's businesses; and

•	willingness to represent the best interests of all stockholders and observe the fiduciary duties that a director owes to the stockholders.
In addition, a director candidate must have, when considered with the collective experience of other Board members, appropriate qualifications and skills that have been developed through extensive business experience, including the following:

•	practical wisdom and mature judgment;

•	leadership;

•	interpersonal skills;

•	financial acumen;

•	broad training and experience at the policy-making level in business, finance and accounting, government, education or technology; and

•	expertise (including industry expertise) that is useful to the Company and complementary to the background and experience of other Board members, so that an optimal balance of Board members can be achieved and maintained.
Diversity
In accordance with our Corporate Governance Guidelines, diversity of viewpoints, as well as gender and ethnic diversity, are characteristics considered by the Corporate Governance and Nominating Committee in making recommendations for nominations. The Board has not adopted any policy on diversity with respect to our directors, but it seeks a balance of experience among the directors so that the Board as a whole has experience and training from different disciplines (including operations, accounting, finance, risk management, marketing and human resources) and different industries (including the beverage industry, consumer products and finance) which creates the balance sought.
Experience of our Directors
The Corporate Governance and Nominating Committee has reviewed the background of all of our directors, including those who are being proposed for election to the Board, and determined that they individually possess the personal and professional attributes to be a director. Further, the Corporate Governance and Nominating Committee has reviewed the experience of the members of the Board and determined that they collectively possess the qualifications and skills necessary for the Board. Detailed biographical information for each of the directors is set forth in "Proposals – Proposal 1: Election of Directors" on page 6 and "Board of Directors – Biographical Information" on page 13.

The following is a summary of the qualifications and skills demonstrated by each director's experience.

•
Mr. Sanders, the Chairman of the Board, has:  extensive leadership experience as a board chairman, chief executive officer and other executive level positions in a public company, financial acumen developed through his extensive executive experience, operational and marketing experience, consumer product company experience, and significant public company board experience (including audit and compensation committee chairmanship experience).

•
Mr. Adams has:  extensive leadership experience as a vice chairman and chief executive officer and other executive level positions in public companies, financial acumen and risk management experience developed through his chief executive officer experience, been designated by the Corporate Governance and Nominating Committee as a financial expert under SEC regulations, training as a lawyer and substantial public company board experience (including board chairmanship, risk management, audit committee and compensation committee experience).

•
Mr. Alexander has:  extensive leadership experience as a vice chairman and regional managing partner at a "Big Four" accounting firm, financial acumen and risk management experience developed through his experience in public accounting and been designated by the Corporate Governance and Nominating Committee as a financial expert under SEC regulations.

•
Mr. Martin has:  extensive leadership experience as a chief financial officer of a public company, financial acumen and risk management experience developed through his public accounting and chief financial officer experience, been designated by the Corporate Governance and Nominating Committee as a financial expert under SEC regulations and other public company board experience (including audit committee chairmanship and compensation committee experience).

•
Ms. Patsley has:  extensive leadership experience as a chairman and chief executive officer, chief financial officer and other executive level positions in public companies, financial acumen and risk management experience developed through her experience in public accounting and her chief executive officer and chief financial officer experience, been designated by the Corporate Governance and Nominating Committee as a financial expert under SEC regulations, and extensive public company board experience (including audit committee chairperson experience).

•
Ms. Roché has:  extensive leadership experience as a chief operating officer of a public company and the chief executive officer of a national nonprofit organization and considerable experience in the marketing and merchandising areas, consumer products company experience, financial acumen developed from her chief executive officer and executive officer experience, and significant public company board experience (including compensation, corporate governance, audit and public policy committee experience).

•
Mr. Rogers has:  extensive senior level executive leadership experience, substantial banking experience, financial acumen developed from his banking experience, and experience in enterprise risk management.

•
Mr. Stahl has:  extensive leadership experience as president, chief executive officer, chief operating officer and chief financial officer in public companies, beverage industry experience, financial acumen from his chief financial officer experience, and broad public company board experience.

•
Ms. Szostak has:  extensive senior level executive leadership experience with a Fortune 100 company, experience as a chief executive officer of two major bank subsidiaries of public companies, substantial banking experience, significant human resource experience, experience in risk management, and significant experience on other public company boards (including compensation committee chairperson and audit and corporate governance and nominating committee experience).

•
Mr. Young, our CEO, has:  extensive senior level executive experience as our CEO and chief operating officer, over 30 years of experience in the beverage industry and substantial sales and marketing experience.

CORPORATE GOVERNANCE
Corporate Governance Guidelines
On May 16, 2012, the Board adopted revised Corporate Governance Guidelines. The Corporate Governance Guidelines include, among other things:

•	formation of an Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee, each comprised solely of independent directors;

•
Board requirement to annually assess the performance of the Chief Executive Officer (references in this Proxy Statement to "the Chief Executive Officer" refer generically to the person holding that title and not to any specific individual);

•	Board stewardship of our Code of Business Conduct and Ethics and Insider Trading Policy;

•	assessment of Board and director performance;

•	power to retain outside advisors; and

•	Categorical Standards of Director Independence.
Our Corporate Governance Guidelines are available on our website at www.drpeppersnapplegroup.com under the Investors- Company and Governance-Corporate Governance Overview captions.
Director Independence
In connection with the adoption of the Corporate Governance Guidelines, the Board adopted our Categorical Standards of Director Independence, which are attached as Annex A to our Corporate Governance Guidelines. The Categorical Standards of Director Independence are consistent with the independence standards set forth in Section 303A.02 of the New York Stock Exchange ("NYSE") listing standards. The Board has made an affirmative determination that Mr. Sanders, Mr. Adams, Mr. Alexander, Mr. Martin, Ms. Patsley, Ms. Roché, Mr. Rogers, Mr. Stahl and Ms. Szostak are independent and have no material relationship with the Company.
Board Committees and Meetings
We have five standing committees of the Board – the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee, the Special Award Committee and the Capital Transaction Committee. The charters for each of the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee are available on our website at www.drpeppersnapplegroup.com under the Investors-Company and Governance-Committees of the Board captions.
Audit Committee
Through February 29, 2012, Mr. Martin (Chairman), Mr. Adams, Ms. Roché and Mr. Rogers served on the Audit Committee. Commencing on March 1, 2012, the Audit Committee was comprised of Mr. Martin (Chairman), Mr. Adams and Ms. Patsley. Mr. Martin has served as Chairman since formation of the Audit Committee in 2008, but will be retiring as a director at the conclusion of the Annual Meeting. All of such Audit Committee members are independent in accordance with applicable laws and regulations and as defined in the current NYSE listing standards. Upon consideration of the attributes of an audit committee financial expert as set forth in SEC regulations, the Board determined that Mr. Martin, Mr. Adams and Ms. Patsley possess those attributes through their experience, and each was designated as an Audit Committee Financial Expert. Prior to his designation as the Audit Committee Chairman, effective as of March 1, 2013, the Board determined that Mr. Alexander was (a) independent as defined in the current NYSE listing standards and (b) was an Audit Committee Financial Expert in accordance with SEC regulations.

The Audit Committee of the Board is responsible for:

•	appointing our independent auditors and monitoring their performance, qualifications and independence;

•	reviewing the quality and integrity of our consolidated financial statements and disclosures;

•	monitoring our system of internal controls over financial reporting;

•	monitoring the performance of our corporate audit department; and

•	monitoring our compliance with legal and regulatory requirements.
The Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2013, subject to ratification by our stockholders. On May 16, 2012, the Board approved the restated Audit Committee Charter, a copy of which is available on our website at www.drpeppersnapplegroup.com under the Investors-Company and Governance-Committees of the Board captions. The Report of the Audit Committee for fiscal year 2012 is included in this Proxy Statement on page 55.
Compensation Committee
Through February 29, 2012, Mr. Stahl (Chairman), Ms. Patsley and Ms. Szostak served on the Compensation Committee. Commencing on March 1, 2012, the Compensation Committee was comprised of Ms. Szostak (Chairperson), Mr. Alexander and Ms. Roché. All of such Compensation Committee members are independent as defined in the current NYSE listing standards.
The Compensation Committee is responsible for:

•	setting the compensation of the Chief Executive Officer, after consideration of the Board's evaluation of the performance of the Chief Executive Officer;

•	determining the compensation levels of our other executive officers, after consultation with the Chief Executive Officer;

•	approving and administering our executive compensation program;

•	administering our equity-based and incentive compensation plans;

•	overseeing regulatory compliance with Section 162(m) of the Code to maximize deductibility of compensation paid; and

•	reviewing and discussing with management our Compensation Discussion and Analysis for inclusion in our proxy statement or annual report, in accordance with applicable regulations.
Information regarding the processes and procedures followed by the Compensation Committee in considering and determining executive compensation is provided under the heading "Compensation Discussion and Analysis."
On May 16, 2012, the Board approved the restated Compensation Committee Charter, a copy of which is available on our website at www.drpeppersnapplegroup.com under the Investors-Company and Governance-Committees of the Board captions. The Report of the Compensation Committee on Executive Compensation for fiscal year 2012 is included in this Proxy Statement on page 39.
The Compensation Committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. The Compensation Committee annually evaluates the performance of its executive compensation consultant and based on that evaluation has retained Mercer, a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. ("Marsh & McLennan"), to assist the Compensation Committee with its responsibilities related to the Company's 2012 executive officer and board of director compensation programs. For more information on the Compensation Committee's relationship with Mercer, see "Role of Compensation Consultant" in the Compensation Discussion and Analysis section of this Proxy Statement on page 31. Mercer's fees for executive compensation consulting to the Compensation Committee in fiscal year 2012 were approximately $250,000.

During 2012, the Compensation Committee requested that Mercer:

•	conduct an analysis of compensation for our executive officers, including the Chief Executive Officer, and assess how target compensation aligned with our philosophy and objectives;

•	prepare an analysis of our executive compensation and determine its alignment with our performance in relation to our peer group;

•	develop recommendations for the Compensation Committee on the size and structure of long-term incentive awards for the Chief Executive Officer and our executive officers;

•	provide perspectives on the composition of our peer group for 2012-2013;

•	assist the Compensation Committee in the review of incentive plan design, severance programs and related benefit and perquisite programs;

•	assess the Board's compensation;

•	provide the Compensation Committee ongoing advice and counsel on market compensation trends, legislative and regulatory updates and their impact on our executive compensation programs;

•	assess Mercer's independence in connection with the six factors (the "Regulatory Evaluation") set forth in the rules promulgated by the SEC and in the NYSE listing standards; and

•	assist in the preparation of the Compensation Discussion and Analysis section of our proxy statement.
During 2012, the Company retained Mercer or its affiliates to provide services which were unrelated to executive compensation. The aggregate fees paid for these other services (principally broker fees paid to Marsh & McLennan) were approximately $575,000, which represents less than .01% of the total revenues of each of Marsh & McLennan and us. Management decided to retain Mercer to provide these services, and the Compensation Committee reviewed these services.
Certain policies and procedures are in place to assure the independence of Mercer and its consultant, including:

•	The consultant receives no incentive or other compensation based on the fees charged to the Company for other services provided by Mercer or any of its affiliates;

•	The consultant is not responsible for selling other Mercer or affiliate services to the Company;

•
Mercer's professional standards prohibit the individual consultant from considering any other relationships Mercer or any of its affiliates may have with the Company in rendering his or her advice and recommendations;

•	The Compensation Committee has the sole authority to retain and terminate the executive compensation consultant;

•	The consultant has direct access to the Compensation Committee without management intervention;

•	The Compensation Committee evaluates the quality and objectivity of the services provided by the consultant each year and determines whether to continue to retain the consultant; and

•	The protocols for the engagement (described below) limit how the consultant may interact with management.
While it is necessary for the consultant to interact with management to gather information, the Compensation Committee has adopted protocols governing if and when the consultant's advice and recommendations can be shared with management. These protocols are included in the consultant's engagement letter. This approach protects the Compensation Committee's ability to receive objective advice from the consultant so that the Compensation Committee may make independent decisions about executive pay by the Company.
Based on the analysis by Mercer of its independence under the Regulatory Evaluation, the Compensation Committee's review of Mercer's analysis and the policies and procedures set forth above, the Compensation Committee is confident that the advice it receives from the executive compensation consultant is objective and not influenced by Mercer's or its affiliates' relationships with the Company.

Corporate Governance and Nominating Committee
Through February 29, 2012, Mr. Sanders (Chairman), Mr. Martin and Mr. Stahl served on the Corporate Governance and Nominating Committee. Commencing on March 1, 2012, the Corporate Governance and Nominating Committee was comprised of Mr. Sanders (Chairman), Mr. Rogers and Mr. Stahl. All of such Corporate Governance and Nominating Committee members are independent as defined in the current NYSE listing standards. Mr. Sanders has served as the Chairman of the Corporate Governance and Nominating Committee since its formation. The Corporate Governance and Nominating Committee is responsible for:

•	administering the director selection process and the board committee assignments;

•	leading the development of the Company's corporate governance and developing corporate governance guidelines;

•	reviewing issues related to the relationship between the Company and its stockholders;

•	establishing and revising the Company's Code of Business Conduct and Ethics;

•	reviewing and overseeing the process of regarding succession planning of the Company's Chief Executive Officer and senior management; and

•	oversight of the Company's legislative priorities, political action committee, political activities, corporate sustainability efforts and relevant public policy issues.
On February 7, 2013, the Board approved the restated Corporate Governance and Nominating Committee Charter, a copy of which is available on our website at www.drpeppersnapplegroup.com under the Investors-Company and Governance-Committees of the Board captions.
In 2012, the Corporate Governance and Nominating Committee considered our current directors and other candidates to fill the slate of nominees for election to the Board. Based on an evaluation of the background, skills and areas of expertise represented by the various candidates against the qualifications for directors as set forth in our Corporate Governance Guidelines and as discussed in the section "Board of Directors – Selection of Directors" on page 17. The Corporate Governance and Nominating Committee determined that each of John L. Adams and Ronald G. Rogers possess the appropriate skill level, expertise and qualifications and recommended that such individuals be re-elected to the Board as directors.
Special Award Committee
On February 10, 2009, the Board formed a Special Award Committee, with the Chief Executive Officer named as the sole member so long as the Chief Executive Officer is a member of the Board. The Special Award Committee has the authority to make equity awards to employees (other than our executive officers) under our Omnibus Stock Incentive Plan of 2009 in accordance with limitations as may, from time to time, be established by the Compensation Committee. The Compensation Committee has set forth the following limitations for the Special Award Committee: (i) awards may be made to employees, other than our executive officers, (ii) awards may be made to new hires, for retention purposes, promotions, in connection with employee relationship issues, or in the discretion of the Special Award Committee for exceptional performance, (iii) awards are limited to an aggregate of $2 million each calendar year, (iv) awards shall not exceed $100,000 to any one individual and (v) awards must be granted at the closing market price on the effective date of the award. The Special Award Committee reports to the Compensation Committee at each regularly scheduled meeting on the awards it has made under this limited authority since its last report. For a description of the equity award procedures that apply to the Special Award Committee, see "Compensation Discussion and Analysis – Long-Term Incentive Awards – Equity Award Procedures" on page 36.
Capital Transaction Committee
On November 20, 2009, the Board formed a Capital Transaction Committee, consisting of the Chairman of the Board and the Chief Executive Officer, so long as the Chief Executive Officer is a member of the Board. The Board granted general authority to the Capital Transaction Committee to approve note issuances, commercial paper transactions and interest rate swaps, but excluding any transaction which includes the issuance of the Company's common stock or preferred stock or a feature to convert debt to common stock or preferred stock, provided that (i) the aggregate amount of such transactions does not exceed $750 million initial aggregate principal or notional amount in any calendar year and (ii) our debt to Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") ratio immediately prior to a contemplated transaction is at or below 2.25x and the consummation of such transaction will not result in our adjusted debt to EBITDA ratio exceeding 2.25x. From time to time, the Board has approved certain capital and credit transactions and granted additional authority to the Capital Transaction Committee to implement such capital and credit transactions. The Capital Transaction Committee reports to the Board on the transactions it approves under the authority granted by the Board.

2012 Meetings
During 2012, there were six (6) meetings of the Board. During 2012, there were nine (9) meetings held by the Audit Committee and four (4) executive sessions of the Audit Committee to meet with our independent registered public accounting firm, our chief financial officer, our senior vice president-controller and the vice president of corporate audit; six (6) meetings held by the Compensation Committee; four (4) meetings held by the Corporate Governance and Nominating Committee; four (4) meetings held by the Special Award Committee; and two (2) meetings held by the Capital Transaction Committee. Each incumbent director attended at least 75% of the meetings of the Board and the Board committees of which each was a member during his or her respective tenures.
Executive Sessions and Lead Independent Director
In compliance with the requirements of the NYSE, our Corporate Governance Guidelines require the non-employee directors to meet at least twice annually in regularly scheduled executive sessions. Mr. Sanders, as lead independent director, presides over non-employee director executive sessions. Five (5) executive sessions were held in 2012.
Attendance at Annual Meeting
It is our policy that all directors attend the Annual Meeting. We anticipate that all members of the Board will be present at the Annual Meeting. In 2012, each director attended the annual meeting of stockholders held on May 17, 2012.
Board Leadership Structure and Role in Risk Oversight
The Chairman of the Board and the Chief Executive Officer titles are held by different persons. Mr. Sanders, as the Chairman of the Board, is also the lead independent director. Mr. Young is our CEO.
In May 2008, the Company became a stand-alone company as the result of a spin-off by Cadbury, plc ("Cadbury"), which held the Cadbury Schweppes Americas Beverages business group of entities ("CSAB"). At that time, it was decided to separate the Chairman of the Board and the Chief Executive Officer positions. Most important among the considerations was that separation of the Chairman of the Board and the Chief Executive Officer positions allowed our CEO to direct his energy towards operational issues and the Chairman of the Board to focus on governance and other related issues of our new publicly-held company. At this time, the Company believes that separating the Chairman of the Board and the Chief Executive Officer positions enhances the independence of the Board, provides independent business counsel for the Chief Executive Officer and facilitates discussion among Board members.
The Board has overall responsibility for oversight of risk and has delegated to the Audit Committee the responsibility for the risk oversight process and oversight of financial and compliance risks. The Company's executive leadership team (which includes the CEO and our other executive officers) has formed an Enterprise Risk Management Committee that provides a report to the Audit Committee at each regularly scheduled meeting. The Audit Committee reports to the Board on its delegated responsibilities regarding risks. The Compensation Committee is responsible for the assessment of risk in the Company's compensation programs and reports to the Board on that assessment (see "Compensation Discussion and Analysis – Compensation Programs and Risk Taking" on page 38).

BUSINESS EXPERIENCE OF EXECUTIVE OFFICERS
Other than Mr. Young, who is a director and whose business experience is summarized under "Board of Directors – Biographical Information" beginning on page 13, the following is a summary of the business experience of our executive officers {ages are as of the date of the Annual Meeting}:
James L. Baldwin, Executive Vice President, General Counsel, age 52, has served as our Executive Vice President, General Counsel and Secretary since the Company's spin-off in May 2008. From July 2003 to May 2008, he served as Executive Vice President and General Counsel of CSAB. From June 2002 to July 2003, he served as Senior Vice President and General Counsel of Dr Pepper/Seven Up, Inc., from August 1998 to June 2002 as General Counsel of Mott's LLP and from March 1997 to August 1998 as Vice President and Assistant General Counsel of Dr Pepper/Seven Up, Inc.
Tina S. Barry, Executive Vice President, Corporate Affairs, age 56, has served as our Executive Vice President since December 2010. Prior to that, Ms. Barry served as our Senior Vice President, Corporate Affairs from September 2008 until December 2010. She served as our Vice President, Corporate Communications from May 2008 until September 2008. Prior to joining the Company in May 2008 she was Vice President of Corporate Communications for Kimberly-Clark Corporation, where she served for 23 years in various management positions.
Rodger L. Collins, President, Packaged Beverages, age 55, has served as our President, Packaged Beverages since February 2009. Prior to that, Mr. Collins served in various executive capacities with us and CSAB, including President of Bottling Group Sales and Finished Goods Sales (September 2008 - February 2009); President of Sales for the Bottling Group (October 2007 - September 2008); Midwest Division President for the Bottling Group (January 2005 - October 2007); and Regional Vice President (October 2001 - December 2004).
Martin M. Ellen, Executive Vice President, Chief Financial Officer, age 59, joined the Company in April 2010 as our Executive Vice President, Finance and transitioned into the role of Executive Vice President, Chief Financial Officer in May 2010. Prior to joining the Company, Mr. Ellen served as Senior Vice President – Finance and Chief Financial Officer at Snap-on Incorporated since 2002, where he had responsibility for all of the financial operations at this global, publicly-traded company.
Philip L. Hancock, Executive Vice President, Human Resources, age 44, has served as our Executive Vice President, Human Resources since February 2013. From March 2012 to February 2013, Mr. Hancock served as Senior Vice President, Human Resources, from February 2010 to March 2012 as Senior Vice President, Procurement, from January 2008 to February 2010 as Senior Vice President, Regional Manufacturing and from January 2007 to January 2008 as Vice President of Manufacturing Development. Prior to joining the Company in January 2007, Mr. Hancock was a Senior Associate at McKinsey & Company for approximately two years and served as an officer in the United States Army for approximately 11 years.
Derry L. Hobson, Executive Vice President, Supply Chain, age 62, has served as our Executive Vice President of Supply Chain since the Company's spin-off in May 2008. From October 2007 to May 2008 Mr. Hobson also served as the Executive Vice President of Supply Chain of CSAB. Mr. Hobson joined CSAB as Senior Vice President of Manufacturing in 2006 through the acquisition of DPSUBG, where he had been Executive Vice President since 1999.
James J. Johnston, Jr., President, Beverage Concentrates and Latin America Beverages, age 56, has served as our President, Beverage Concentrates and Latin America Beverages since September 2009. Prior to that, Mr. Johnston served in various executive capacities with us and CSAB, including President, Beverage Concentrates (November 2008 - September 2009); President of Concentrate Sales (September 2008 - November 2008); President of Finished Goods and Concentrate Sales (October 2007 - September 2008); Executive Vice President of Sales (January 2005 - October 2007); Executive Vice President of Strategy (December 2003 - January 2005); and Senior Vice President of Licensing (October 1997 - December 2003).
David J. Thomas, Ph.D., Executive Vice President, Research & Development, age 51, has served as our Executive Vice President, Research and Development since December 2010. From the Company's spin-off in May 2008 until December 2010, Dr. Thomas served as our Senior Vice President, Research & Development. From November 2006 to May 2008, Dr. Thomas served as the Senior Vice President, Research & Development for CSAB. Dr. Thomas served as Vice President – Global Product Development for Gerber Products from July 2005 until October 2006. Dr. Thomas holds a Ph.D. Degree in Food Science, with an emphasis in Flavor Biochemistry, from the University of Wisconsin-Madison.

James R. Trebilcock, Executive Vice President, Marketing, age 55, has served as our Executive Vice President, Marketing since September 2008. From the Company's spin-off in May 2008 to September 2008, Mr. Trebilcock served as our Senior Vice President – Marketing. From February 2003 to May 2008, Mr. Trebilcock served as the Senior Vice President – Consumer Marketing of CSAB. Mr. Trebilcock held various positions in CSAB and its predecessor businesses since July 1987.
In addition to the above, Lawrence N. Solomon served as our Executive Vice President of Human Resources from the Company's spin-off in May 2008 until February 7, 2013. After 28 years of service with Cadbury and the Company, Mr. Solomon announced that he will retire from the Company effective August 15, 2013.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of March 18, 2013, the record date, certain information with respect to the shares of our common stock beneficially owned by (i) stockholders known to us to own more than 5% of the outstanding shares of such classes, (ii) each of our directors and Named Executive Officers, and (iii) all of our executive officers and directors as a group.

Name	Amount and Nature of Beneficial Ownership of Common Stock	Percent of Class
BENEFICIAL OWNERS OF MORE THAN 5% OF OUR COMMON STOCK
FMR LLC(1)	21,816,684	10.48%
82 Devonshire Street Boston, MA 02109
Morgan Stanley(2)	14,571,926	7.00%
1585 Broadway New York, NY 10036
Cedar Rock Capital Ltd.(3)	13,335,590	6.41%
110 Wigmore Street London W1U 3RW United Kingdom
The Vanguard Group, Inc.(4)	12,482,475	5.99%
100 Vanguard Blvd Malvern, PA 19355
BlackRock Inc.(5)	11,637,220	5.59%
40 East 52nd Street New York, NY 10022
Massachusetts Financial Services Company(6)	10,688,695	5.10%
111 Huntington Avenue Boston, MA 02199
SECURITY OWNERSHIP OF MANAGEMENT
DIRECTORS:
Wayne R. Sanders(7)	89,759	*
John L. Adams(8)	45,436	*
David E. Alexander(9)	2,000	*
Terence D. Martin	20,066	*
Pamela H. Patsley	13,436	*
Joyce M. Roché	1,000	*
Ronald G. Rogers	15,436	*
Jack L. Stahl	19,296	*
M. Anne Szostak	17,936	*
NAMED EXECUTIVE OFFICERS:
Larry D. Young(10)	520,051	*
Martin M. Ellen(10)(11)	248,928	*
James J. Johnston(10)	303,342	*
Rodger L. Collins(10)	199,747	*
Derry L. Hobson(10)	—	*
All other Executive Officers (5 persons)(10)	270,093	*
All Executive Officers and Directors as a Group (19 persons)	1,766,526	*
____________

*	Less than 1%

(1)
Based on a Schedule 13G/A filed by the stockholder on February 14, 2013. Such stockholder has indicated that it beneficially owns and has sole dispositive power with respect to 21,816,684 shares and has the sole voting power with respect to 4,798,084 shares.

(2)
Based on a Schedule 13G/A filed jointly by Morgan Stanley and Morgan Stanley Investment Management Limited (25 Cabot Square, Canary Wharf, London E14 4QA, England) with the SEC on February 14, 2013. According to such filing, Morgan Stanley beneficially owns and has sole dispositive power with respect to 14,571,926 shares, has sole voting power with respect to 12,432,400 shares and has shared voting power with respect to 372,794 shares. Additionally, according to such filing, Morgan Stanley Investment Management Limited beneficially owns and has sole dispositive power with respect to 14,565,237 shares, has sole voting power with respect to 12,428,490 shares, and has shared voting power with respect to 372,794 shares. The securities reported by Morgan Stanley as a parent holding company are owned, or may be deemed to be beneficially owned, by Morgan Stanley Investment Management Limited, a wholly-owned subsidiary of Morgan Stanley.

(3)
Based on a Schedule 13G/A filed by the stockholder with the SEC on February 14, 2013. Such stockholder has indicated that it beneficially owns, has shared voting power and has shared dispositive power with respect to 13,335,590 shares.

(4)
Based on a Schedule 13G/A filed by the stockholder with the SEC on February 11, 2013. Such stockholder has indicated that it beneficially owns 12,482,475 shares, has sole voting power with respect to 371,872 shares, has sole dispositive power with respect to 12,134,061 shares and has shared dispositive power with respect to 348,414 shares.

(5)
Based on a Schedule 13G/A filed by the stockholder with the SEC on February 8, 2013. Such stockholder has indicated that it beneficially owns, has sole voting power and has sole dispositive power with respect to 11,637,220 shares.

(6)
Based on a Schedule 13G filed by the stockholder with the SEC on February 12, 2013. Such stockholder has indicated that it beneficially owns and has sole dispositive power with respect to 10,688,695 shares and has sole voting power with respect to 9,030,387 shares.

(7)
The shares shown include 30,000 shares held in the name of a family trust. Mr. Sanders is a trustee of the family trust and has a pecuniary interest in the shares of the issuer held by the family trust.

(8)	The shares shown include 5,000 shares held by John L. Adams IRA Rollover and 5,000 shares held by John L. Adams SEP IRA.

(9)	The shares shown are owed by The David and Sandra Alexander Revocable Trust, and Mr. Alexander has a pecuniary interest in the trust.

(10)
Includes the following shares related to stock options, RSUs and dividend equivalent units with respect to the grants under the Omnibus Stock Incentive Plan of 2008 and the Omnibus Stock Incentive Plan of 2009 that, with respect to stock options, the Named Executive Officers and other executive officers have the right to exercise as of March 18, 2013 or will have the right to exercise within 60 days after March 18, 2013 and with respect to RSUs, such RSUs will vest within 60 days after March 18, 2013:

	Exercisable Options	RSUs	Dividend Equivalent Units
Larry D. Young	195,948	—	—
Martin M. Ellen	170,973	40,691	3,398
James J. Johnston	220,520	—	—
Rodger L. Collins	132,937	—	—
Other Executive Officers	138,443	—	—

(11)	The shares shown are owned by Martin Robin Partners, L.P., and Mr. Ellen has a pecuniary interest in the limited partnership.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires our directors, certain officers and persons who beneficially own more than 10% of our outstanding common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock held by such persons. These persons are also required to furnish us with copies of all forms they file under this regulation. To our knowledge, based solely on a review of the copies of such reports furnished to us and without further inquiry, during 2012 all required forms for our current filing persons were filed on time.

CODE OF CONDUCT
We are dedicated to earning the trust of our clients and investors and our actions are guided by the principles of honesty, trustworthiness, integrity, dependability and respect. The Board has adopted a Code of Business Conduct and Ethics that applies to all employees and directors. This Code of Business Conduct and Ethics is posted on our website at www.drpeppersnapplegroup.com under the Investors-Company and Governance captions. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of the Code of Business Conduct and Ethics for our senior financial officers, including the Chief Executive Officer, if any, either by posting such information on our website at www.drpeppersnapplegroup.com under the Investors-Company and Governance captions or by filing a Form 8-K.

POLITICAL CONTRIBUTIONS
Our Corporate Governance and Nominating Committee has oversight responsibility for our political activities, including our Political Action Committee. Our Political Contributions Policy sets forth basic principles that, together with our Code of Business Conduct and Ethics, guide our approach to corporate political contributions. We disclose on our website our approach for political contributions and a summary of direct corporate contributions and those of our Political Action Committee, including contributions to industry associations and federal, state and local parties and candidates. This disclosure is available on our website at www.drpeppersnapplegroup.com under the Investors-Company and Governance-Public Policy captions.

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
Background
We are a leading integrated brand owner, manufacturer and distributor of non-alcoholic beverages in the United States, Canada and Mexico, with a diverse portfolio of flavored carbonated soft drinks ("CSDs") and non-carbonated beverages ("NCBs"), including ready-to-drink teas, juices, juice drinks and mixers.
Program Design
Our overall executive compensation program is designed to be competitive with other leading companies, similar in size and market capitalization, in the beverage and consumer packaged goods industry. The following objectives are the basis for our program design:

•	Total direct compensation targets are designed to be competitive with companies in the markets in which we compete;

•	Compensation is generally performance based, with our overall performance judged against internal goals;

•	A pay-for-performance culture links compensation to both individual and collective performance and will result in differentiated compensation;

•
A substantial percentage of total direct compensation is variable, or "at risk", both through annual incentive compensation and performance-based, long-term equity incentive awards (including stock options and performance-based restricted stock units); and

•	Equity incentive awards are used to align the interests of management with those of our stockholders.
To accomplish our compensation objectives, our executive officers' total direct compensation in 2012 was comprised of a mix of the following components:

•	base salary;

•	MIP awards (our annual cash incentive program); and

•	long-term incentive awards, consisting of:

◦	stock options,

◦	RSUs, and

◦	PSUs.
To further align the interests of management and our stockholders, the Company has adopted stock ownership guidelines (see "Compensation Discussion and Analysis - Stock Ownership Guidelines" beginning on page 37).

2012 Compensation
Management considers the MIP, stock options and PSU programs to be performance based. In 2012, approximately 49% of the total direct compensation paid to our CEO was performance-based compensation, and approximately 44% of the total direct compensation paid to all of our NEOs (as defined in the first paragraph of "Historical Executive Compensation Information" on page 40) was performance-based compensation. The following chart reflects the components of the 2012 Compensation to the CEO and our NEOs:

In determining the 2012 executive compensation program, the Compensation Committee reviewed available market data on compensation paid to similarly-situated executives in our peer group during 2011, along with the performance of those peer group companies in relation to our performance. The Compensation Committee has chosen to target peer group medians when determining the cash elements (base salary and MIP percentage payout) of the compensation program. The Compensation Committee also targets peer group medians in establishing the stock option and RSU components of the long-term incentive programs. In 2012, the PSU component of the long-term incentive program provides an opportunity for executives to incrementally increase their total direct compensation to a level that will be approximately at the 75th percentile of a consumer products peer group, if the Company's performance with respect to the PSU program metrics is greater than the 75th percentile of that consumer products peer group. Further, payouts provided by the PSU component of the long-term incentive plan are determined over a three-year performance period, so performance must be sustained to achieve the incremental increase in total direct compensation level (see "Compensation Discussion and Analysis - Long-Term Incentive Awards - Specific Programs for 2012" beginning on page 35).
The Compensation Committee utilizes measures in our incentive compensation programs that drive our business performance. These measures include income from operations, net sales and segment operating profit, as well as a calculation of value appreciation and cash flow yield utilized in our PSU program and as are more fully described in "Compensation Discussion and Analysis - Long-Term Incentive Awards - Specific Programs for 2012 - PSUs" beginning on page 35. We believe these metrics should directly impact total shareholder return. During 2012 Mercer, at the request of the Compensation Committee, prepared a report regarding the alignment of our CEO and NEO total compensation and our performance in relation to our peer group's pay and performance. Mercer used information for the period from 2009 to 2011 for our peer group and the following four performance measures - revenue growth, diluted EPS growth, net income growth and annualized total shareholder return. Mercer determined that our overall performance was at the 65th percentile for our peer group for 2011 and at the 67th percentile for the three year period. CEO pay was at the 75th percentile for 2011 and on average at the 76th percentile for the NEOs. Mercer concluded that our 2011 CEO and NEO pay was aligned with the corresponding level of relative performance.
The Company's financial performance in 2012 reflects the contributions and efforts of our CEO and the other members of our executive leadership team. The following highlights some of the key elements of our 2012 financial performance, which was achieved against an economic backdrop that continues to be weak:

•	Net sales, as reported, increased 2%;

•	Net income, as reported, increased 4%;

•	Earnings per share, as reported, increased to $2.96 per diluted share in 2012 from $2.74 per diluted share in 2011;

•	We returned $684 million of cash to our stockholders in the form of stock repurchases in the amount of $400 million and dividends in the amount of $284 million;

•	Dividends declared in 2012 increased 12%; and

•	In February 2013, we announced a 12% increase in our dividend declared for the first quarter of 2013.
Key Compensation Policies
The Board and the Compensation Committee have adopted various policies and programs with respect to compensation matters as follows:

•	Equity Award Procedures (see "Compensation Discussion and Analysis - Long Term Incentive Awards - Equity Award Procedures" beginning on page 36);

•	Stock Ownership Guidelines (see "Compensation Discussion and Analysis - Stock Ownership Guidelines" beginning on page 37);

•	Insider Trading Policy (see "Compensation Discussion and Analysis - Insider Trading Policy" beginning on page 37); and

•	Clawback Policy (see "Compensation Discussion and Analysis - Clawback Policy" beginning on page 37).
Say-on-Pay Vote
Prior to our annual meeting held in 2012, we discussed our executive compensation program with certain stockholders holding approximately 50% of our outstanding common stock. The stockholder vote on the advisory resolution to approve executive compensation with respect to 2011 passed with approximately 96% of the votes cast voting in favor of the resolution. As the result of this approval, the Compensation Committee continued to apply the same policies and objectives in determining compensation for 2012 that it applied in 2011.
Conclusion
The executive compensation decisions made for 2012, as reflected in the "Historical Executive Compensation Information" section of this Proxy Statement, met the program objectives set forth above. Further, our executive compensation decisions were designed to motivate, retain and reward our executive leadership team, which was key to our 2012 performance. These decisions resulted in executive compensation that was aligned with our peer group.
Role of the Compensation Committee
The Compensation Committee administers our executive compensation program. The Compensation Committee establishes and monitors our overall compensation strategy to ensure that executive compensation supports our business objectives. In carrying out its responsibilities, the Compensation Committee is responsible for setting the compensation of the Chief Executive Officer and all of our executive officers. As part of this compensation setting process, the Compensation Committee, with assistance from its executive compensation consultant, reviews the compensation (including base salary, annual cash incentives, long-term incentives and other benefits) of similarly-situated executive officers in our peer group. The Compensation Committee also consults with the other independent directors on the Board before setting annual compensation for our executive officers. The chairman of the Compensation Committee regularly reports on committee actions at Board meetings.
For a more complete description of the responsibilities of the Compensation Committee, see "Corporate Governance - Board Committees and Meetings - Compensation Committee" beginning on page 20 and the charter for the Compensation Committee posted on our website at www.drpeppersnapplegroup.com under the Investors-Company and Governance captions.
Role of Compensation Consultant
The Compensation Committee has retained Mercer as its outside executive compensation consultant to advise the Compensation Committee on executive compensation matters. Mercer regularly attends Compensation Committee meetings and reports directly to the Compensation Committee on matters relating to compensation for our executive officers, including the Chief Executive Officer (see "Corporate Governance - Board Committees and Meetings - Compensation Committee" beginning on page 20 for a list of Mercer's duties in 2012). As discussed in that section, the Company uses Mercer for other services that are unrelated to executive compensation. If the Company decides to use Mercer on a significant project, then management will review the decision with the Compensation Committee prior to Mercer's engagement by the Company.

Role of Company Management
The Chief Executive Officer develops preliminary recommendations regarding compensation matters with respect to our executive officers (other than the Chief Executive Officer) and provides these recommendations to the Compensation Committee. The management team is responsible for the administration of the compensation programs once Compensation Committee decisions are finalized.
The Compensation Program
The key components of our current compensation program for our executive officers are:

•	base salary;

•	MIP;

•	long-term equity-based incentives (both time-based and performance-based); and

•	other benefits (supplemental savings plan, executive service allowance, automobile allowance, executive long term disability and annual physical).
In 2012, the Compensation Committee reviewed our executive compensation program to determine how well actual compensation targets met our overall philosophy and the compensation in our targeted markets. Overall, the Compensation Committee believes the program remains aligned with our key objectives.
Peer Group
In the second half of 2011, our Compensation Committee, with the assistance of Mercer, reviewed potential peers. A set of peer companies was identified that were used to calibrate our executive compensation program for 2012.The Compensation Committee approved the following peer group of companies, which represent leading beverage and consumer packaged goods companies of similar size and market capitalization to us, to use as a benchmark in the Compensation Committee's 2012 executive compensation decisions:

Brown-Forman	Dean Foods	Kellogg
Campbell Soup	General Mills	McCormick
Chiquita Brands	Heinz	Molson Coors
Clorox	Hershey	Ralcorp
ConAgra	Hormel	Sara Lee*
Constellation Brands	J.M. Smucker
____________

*
Our peer group was amended in the third quarter of 2012 to include Hillshire Brands, formerly known as Sara Lee Corporation, following the spin-off of its international coffee and tea business. In addition, Beam was added as a member of our peer group.

Base Salary
Base salary is designed to compensate our executive officers in part for their roles and responsibilities and also to provide a stable level of compensation that serves as a retention tool throughout the executive's career. Salaries are targeted at the median of the market for similar positions in the peer companies. Adjustments are made annually based on individual performance.
In general, base salary is the smallest component of the overall compensation package, assuming that we are achieving or exceeding targeted performance levels for our incentive programs. In 2012, base salary represented approximately 13% to 29% of the total direct compensation package for the NEOs. This is consistent with our philosophy of having a large majority of executive officer's compensation package at risk.
Salary increases for our NEOs in 2012 were made by the Compensation Committee, considering the challenging economic environment, the level of base salary relative to key comparators and the performance of the given executive. As a result of these actions, the base salaries for our CEO and four other NEOs are near the market median of our peer group.

Management Incentive Compensation
The MIP, our annual cash incentive program, is designed to reward the achievement of specific pre-set financial results typically measured over the fiscal year. Each participant is assigned an annual incentive target expressed as a percentage of base salary. For the NEOs, these targets ranged from 70% to 150% of base salary. The actual awards are calculated based on year-end salary. For any NEO promoted during the year, the calculation is pro-rated and is based upon the NEO's actual time in each position, the NEO's previous base salary and MIP target percentage and new base salary and MIP target percentage.

Specific Plan for 2012
Awards under the MIP for 2012 were based on a series of key financial metrics that reflected the Company's key objectives for the year. The metrics vary based on the roles and responsibilities of each executive. The key metrics and weights for our NEOs and our other executive officers were as follows:

Metric	CEO and Chief Financial Officer	Business Unit Presidents	Other Executive Officers
Income from operations	60%	30%	60%
Net sales	40%	40%	40%
Segment Operating Profit ("SOP") *	—	30%	—
____________
*SOP is calculated for the specific Business Unit of each Business Unit President.

Results for Fiscal Year 2012
Financial Metrics
In fiscal year 2012 the Target financial goal at the corporate level, the fiscal year 2012 results ("Results") (against which the targets are measured as determined by the Compensation Committee) and the payout percentages were as follows (in millions):

Metric	Target (100%)	Results	Payout Percentage
Net sales	$6,080	$5,995	86.0%
Income from operations (1)	$1,098	$1,083	85.9%
SOP:
Beverage Concentrates and Latin America Beverages	$851	$825	70.4%
Packaged Beverages (1)	$572	$547	55.9%
____________

(1)
The Results reflected in this column and used to calculate the payout are based on core earnings. Core earnings is defined as results, as reported, adjusted for the unrealized mark-to-market impact of commodity derivatives and certain items that are excluded for comparison to prior year periods. The Results for Net sales and SOP: Beverages Concentrates and Latin America Beverages are as reported. Income from operations and SOP: Packaged Beverages, as reported, were impacted by certain adjustments included within the generally accepted accounting principles in the United States of America ("GAAP") to non-GAAP reconciliation for core earnings indicated in the Company's earnings release filed with the SEC on Form 8-K on February 13, 2013. A reconciliation of those reported amounts and Results is as follows (in millions):

	Total Company Income from Operations	SOP: Packaged Beverages
As reported	$1,092	$539
Core earnings adjustments:
Mark to Market (a)	(17)	—
Depreciation Adjustment (b)	8	8
Results	$1,083	$547
____________

(a)	Unrealized mark-to-market impact of commodity derivatives.

(b)	Depreciation adjustment associated with the reassessment of a capital lease executed prior to the separation from Cadbury.
Long-Term Incentive Awards
Overview
Our long-term incentive awards are used to link our performance and increases in stockholder value to the total direct compensation for our executive officers. These awards are also key components of our ability to attract and retain our executive officers. The annualized value of the awards to our executive officers is intended to be the largest component of our overall compensation package. On average, and assuming performance is on target, these awards currently represent over 50% of the total direct compensation package for our NEOs, consistent with our emphasis on linking executive compensation to stockholder value.

Specific Programs for 2012
In 2012, our long-term incentive awards consisted of (i) grants of stock options, which are linked to our stock price performance; (ii) awards of PSUs, which are linked to internal performance measures, as discussed below; and (iii) awards of RSUs, which promote employee retention. The Compensation Committee believed it was important to continue using equity vehicles to provide alignment with stockholder interests. To provide an emphasis on performance through the use of stock options and PSUs and on retention through the use of RSUs, the Compensation Committee made grants and awards in 2012 to our NEOs consisting of 23% stock options, 54% RSUs and 23% PSUs. The higher weighting on RSUs was primarily designed to provide additional emphasis on retention in the uncertain economic environment. The Compensation Committee believes that these awards to NEOs will focus attention on building stockholder value over the long-term, reinforce the importance of their roles as stewards of the business, and help to retain the executives. For 2013, the Compensation Committee modified the weightings of our long-term incentive awards; therefore, grants and awards to our NEOs in 2013 were comprised of 20% stock options, 40% RSUs and 40% PSUs.
The following provides more detail about the various award programs:

•
Stock Options:  Stock options are granted with an exercise price equal to the closing market price of our common stock on the grant date. Stock options generally vest over a period of three years with one third becoming exercisable on each anniversary of the grant date as long as the recipient is still employed by us on the date of vesting, and generally expire after ten years. Stock options only have value if our stock price appreciates after the options are granted. Our incentive plans prohibit the repricing of any outstanding award.

•
RSUs:  Each RSU is equivalent in value to one share of our common stock and generally vest on the third anniversary of the award date. RSUs do not generally entitle the recipient to voting rights until the units vest. Holders of RSUs receive a dividend equivalent payment of additional RSUs as declared dividends are paid. These dividend equivalents are governed by the terms of the RSU agreement. The additional RSUs equal: (i) the product of the per-share cash dividend payable with respect to each share of common stock on that date, multiplied by the total number of RSUs which have not been settled or forfeited as of the record date for such dividend, divided by (ii) the closing price on the NYSE of one share of common stock on the payment date of that dividend.

•
PSUs:  In 2012, the Compensation Committee approved a PSU program. Each PSU is equivalent in value to one share of our common stock. Holders of PSUs accrue a dividend equivalent payment of additional PSUs, as declared dividends are paid, which are payable upon vesting based on the achievement of performance measures. These dividend equivalents are governed by the terms of the PSU agreement. The additional PSUs equal: (i) the product of the per-share cash dividend payable with respect to each share of common stock on that date, multiplied by the total number of PSUs which have not been settled or forfeited as of the record date for such dividend, divided by (ii) the closing price on the NYSE of one share of common stock on the payment date of that dividend. The performance period for the PSUs granted in 2012 commenced on January 1, 2012 and will end on December 31, 2014 (the "Plan Period"). Based on the achievement of the performance measures, the PSUs will vest on December 31, 2014. The performance measures are as follows:

a.	Value Appreciation (herein so called) calculated as a percentage (rounded to 2 decimals) as follows:

Net Income (Current Year) - Net Income (Prior Year)
Net Income (Prior Year)

b.	Cash Flow Yield (herein so called) calculated as a percentage (rounded to 2 decimals) as follows:

Cash Flow from Operations - Capital Expenditures
Net Income (Prior Year) x P/E

c.
Net Income (reflected as "Net income"), Cash Flow from Operations (reflected as "Net Cash provided by operating activities") and Capital Expenditures (reflected as "Purchase of Property, plant and equipment") will be as reported in the Company's Form 10-K (in the captions reflected in parenthesis above) for the applicable year, but will be adjusted for items excluded as indicated in the Company's earnings release for the applicable fiscal year ("ex-items"). If not so indicated in the earnings release, revenue amortization related to the license transactions with PepsiCo, Inc. in 2009 and with The Coca-Cola Company in 2010 will be considered as ex-items. Furthermore, all tax payments related to ex-items will be also considered ex-items in the applicable periods, including the income tax payments related to the aforementioned license transactions.

d.
P/E is the price to earnings ratio and will be fixed during the Plan Period. It will be determined by dividing (i) the Average Closing Market Price (as hereafter defined) by (ii) the Diluted Earnings per share, ex-items, for the calendar year ended on December 31 as indicated in the Company's earnings release for that calendar year. The resulting number will be the P/E to be used in the determination of the Cash Flow Yield for the Plan Period.

The Average Closing Market Price shall be calculated by dividing (i) the closing market price of the Company's common stock on the NYSE on the 15th day of each calendar month of the calendar year immediately preceding the first Plan Year (or if the 15th day of the calendar month is not a day on which the NYSE is open for trading, then the closing market price on the first day after the 15th day of the month that the NYSE is open for trading) by (ii) twelve (12).

e.
The sum of the Value Appreciation + Cash Flow Yield ("Internal Return") will be calculated at the end of each year, with the sum of the Internal Return for each Plan Year to be divided by three (3) (the number of years in the Plan Period) to determine the average internal return (the "Average Internal Return").

f.	Payout of shares:

(i)	will be 50% of the award if the Average Internal Return is 8% ("Threshold Level");

(ii)	will be 100% of the award if the Average Internal Return is 12% ("Target Level"); and

(iii)	may increase up to 200% if the Average Internal Return is 16% ("Maximum Level").
The payout percentage will be calculated on a straight line basis between the Threshold Level and Target Level and between the Target Level and the Maximum Level.
Equity Award Procedures
We have established equity award procedures to develop a consistent practice with respect to the granting of equity-based awards. Under these procedures, the Board, with respect to equity awards to non-executive directors, and the Compensation Committee, with respect to employee awards, may grant equity awards at its first regularly-scheduled meeting in each calendar year (or at any special meeting, so long as this special meeting occurs on or before March 2 of each calendar year), and the effective date of these equity awards will be March 2 (or if not a NYSE trading day, the first NYSE trading day after March 2). The Compensation Committee may also make equity awards to new hires, employees receiving promotions, employees receiving retention grants and persons becoming employees as a result of an acquisition at any regularly scheduled meeting or at any special meeting called for that purpose. The Board may also make equity awards to persons who become new directors at any regularly scheduled meeting or at any special meeting called for that purpose. The Special Award Committee may make awards to employees at any time, but the effective date of such awards is the first business day of the next succeeding month after the Special Award Committee selects employees for awards. Awards by the Special Award Committee are also governed by the limitations established by the Compensation Committee. For a more complete description of the authority and limitations of the Special Award Committee, see "Corporate Governance - Board Committees and Meetings - Special Award Committee" on page 22.
Our equity award procedures require that the exercise or grant price of an equity award equal the closing price of our common stock on the effective date of the award. Our procedures also set forth the procedural and control requirements for granting equity awards.
Benefits
Our benefit programs are established based upon an assessment of competitive market factors and a determination of what is needed to attract and retain high caliber executives. Our primary benefits for our executive officers include participation in our broad-based plans: retirement plans, savings plans, health and dental plans and various insurance plans, including disability and life insurance.
We also provide our NEOs the following benefits:

•
Supplemental Savings Plan: The only nonqualified deferred compensation plan sponsored by us for NEOs is the Supplemental Savings Plan (the "SSP"), a non-tax qualified defined contribution plan. The SSP is for employees who are actively enrolled in the Savings Incentive Plan ("SIP") and whose deferrals under the SIP are limited by the Code compensation limitations. Employees may elect to defer up to 75% of their base salary over the compensation limit (established in the Code) to the SSP, and we match 100% of the first 4% of base salary that is contributed by these employees. Employees participating in the SSP are always fully vested in their SSP, as well as our, contributions to the plan.

•
Executive Service Allowance: All NEOs receive an annual allowance that can be used for obtaining financial planning, tax preparation services and other related benefits. The executive pays tax on this allowance.

•
Automobile Allowance: We provide our NEOs with an automobile allowance. This benefit provides eligible executives with an opportunity to use their car for both business and personal use in an efficient manner. The executive pays tax on this allowance.

•
Executive Long-term Disability: We provide our NEOs with an executive long-term disability program that is supplemental to our group disability program. The executive long-term disability program provides a benefit of up to 60% of total target compensation. Total target compensation equals the sum of base pay and target performance based incentive compensation. Executives recognize imputed income for tax purposes for premiums paid for the executive long-term disability premiums.

•	Annual Physicals: We provide our NEOs with the opportunity to have executive physicals on an annual basis.
Stock Ownership Guidelines
In 2010, the Company adopted stock ownership guidelines, which provide that (1) the Chief Executive Officer is required to own shares of the Company's common stock having a value equal to a minimum of five times his or her annual base salary, (2) the Chief Financial Officer, President - Packaged Beverages, and President - Beverage Concentrates and Latin America Beverages, are each required to own shares of the Company's common stock having a value equal to a minimum of four times their respective annual base salary and (3) all executive vice presidents are required to own shares of the Company's common stock having a value equal to a minimum of three times their respective annual base salary. There are varying requirements of ownership for other officers of the Company. Non-Executive directors serving on the Board are required to own shares of the Company's common stock having a value equal to a minimum of three times their respective annual retainer. All unvested RSUs shall be included as shares owned for purposes of determining compliance with the guidelines, but unvested PSUs and stock options are excluded from the determination of shares owned for purposes of determining compliance with the guidelines. The officers and directors are required to meet such minimum guidelines within five years after November 1, 2010 or, if elected or appointed after November 1, 2010, then five years after the date of such election or appointment. Though not yet required, all of the NEOs and all of our non-executive directors (other than Mr. Alexander who joined the Board in 2011) met these guidelines as of December 31, 2012.
Insider Trading Policy
Our Insider Trading Policy prohibits employees from trading our securities or securities of any other company when the employee possesses or has knowledge of material information that is not generally known or available to the public about the Company or such other company. Among other provisions, the Insider Trading Policy also prohibits directors, officers and employees from entering into hedge transactions which would normally be entered into if an investor thought the market price for the shares was going to decline.
Clawback Policy
In 2011, the Compensation Committee approved a Clawback Policy (the "Clawback Policy") in advance of regulations to be promulgated by the NYSE under the Investor Protection and Securities Reform Act of 2010. The provisions of the Clawback Policy will be reconsidered when the final regulations are published. The Clawback Policy provisions provide that:

•
If there is a restatement of the Company's financial statements filed with the SEC (other than to comply with changes in applicable accounting principles) covering any of the three fiscal years preceding the payment or grant of incentive compensation, then the Company:

◦
will, subject to the approval of the Compensation Committee, recover from each member of the Company's executive leadership team (and from each person who was a member of the executive leadership team during the three year period preceding the first day of any accounting period for which the financial statements are restated) the incentive compensation paid to that executive that was in excess of the incentive compensation that would have been paid to the executive based on the restated financial statements, with such excess to be determined by the Company and approved by the Compensation Committee, and

◦
may recover from any other award recipient, whose fraud or willful misconduct resulted in the restatement, any incentive compensation paid to that award recipient that was in excess of the incentive compensation that would have been paid to the award recipient based on the restated financial statements, with such excess to be determined by the Company.

•
If the Company determines that any award recipient is guilty of fraud or willful misconduct that would give rise to a termination for cause, but not result in a restatement of the Company's financial statements, then the Company will have the right to recover from that award recipient, any incentive compensation paid to that award recipient during the period of time the award recipient was engaged in such fraud or willful misconduct. The Compensation Committee will approve the recovery of incentive compensation from any member of the executive leadership team.

The value with respect to which recovery shall be sought will be determined by the Company (or Compensation Committee in the case of a member of the executive leadership team) based on such factors as considered relevant, including, but not limited to, the difference between the amount that was actually paid and what would have been paid based on the restatement. The Company may also seek any additional equitable or legal remedies from any person and which arise under the facts which give rise to a claim by the Company under the Clawback Policy.
Tax Treatment
Under Section 162(m) of the Code, compensation paid to the Chief Executive Officer and the other three most highly paid executives (excluding the Chief Financial Officer) is deductible only if the compensation is less than $1 million or the compensation is performance based. The applicable performance-based awards granted under the MIP, the Omnibus Stock Incentive Plan of 2008 and the Omnibus Stock Incentive Plan of 2009 are fully tax deductible for us. RSUs granted under the Omnibus Stock Incentive Plan of 2009 that vest solely over time do not qualify as performance based compensation and are subject to the limitations of deductibility under Section 162(m) of the Code. We will continue taking a tax deduction for all compensation to the full extent allowable under the Code.
Compensation Programs and Risk Taking
At the request of our Compensation Committee, Mercer undertook a detailed review of the Company's compensation programs in connection with the preparation of this Proxy Statement to determine if disclosure was required under Item 402(s) of Regulation S-K. The risk assessment by Mercer of the Company's compensation programs focused on areas such as overall program design, balance of short-term and long-term compensation, incentive plan design (type of metrics used, award opportunity and incentive plan leverage) and administrative provisions (vesting, stock ownership guidelines and clawback provisions). Mercer noted that the 2012 compensation programs had not changed significantly from 2011.
With respect to the overall program design and balance of short-term and long-term compensation, Mercer found that:

•
A significant portion (between 50% and 70%) of target total direct compensation for our executive leadership team is provided in equity, focused on long-term stock price performance and aligned with stockholder interests. With annual compensation accounting for less than half of the targeted compensation package, the structure discourages maximizing short-term financial benefits at the expense of long-term performance.

•	The relationship between fixed and variable/at-risk compensation is heavily weighted to incentives (approximately 70% to 85% is "at risk"), which is consistent with practices at our peer companies.

•	Program balance is also provided through an appropriately set cap (200% of target) that limits the upside potential of the MIP.

•
Similarly, award amounts for PSUs are appropriately capped at 200% of target, which provides incentive to achieve superior long-term performance without encouraging decisions that could jeopardize long-term sustainability.

•
Stock options provide the only uncapped opportunity in the compensation program. However, the stock options have multi-year vesting provisions, which lessens their impact on short-term risk taking for financial gain; moreover, from a value standpoint, in 2012 stock options represented less than 25% of the long-term incentive mix (23% stock options; 54% RSUs; and 23% PSUs).

Mercer noted that the MIP and long-term incentive programs contain prudent risk management design. Mercer also concluded that our stock ownership guidelines and Clawback Policy bolster alignment with stockholder interests and help mitigate risk within the compensation programs.
Based on its risk assessment, Mercer reported to the Compensation Committee and to management that the Company's compensation programs are aligned to the interests of its stockholders, appropriately reward pay for performance and do not promote unnecessary and excessive risk-taking. Based on Mercer's assessment, the Compensation Committee believes that the Company's compensation programs do not provide incentives for excessive risk-taking and, therefore, do not encourage management or employees to take unreasonable risks relating to the Company's business.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
Through February 29, 2012, Mr. Stahl (Chairman), Ms. Patsley and Ms. Szostak served on the Compensation Committee. Commencing on March 1, 2012, the Compensation Committee was comprised of Ms. Szostak (Chairperson), Mr. Alexander and Ms. Roché. The Compensation Committee oversees our compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.
In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company's Annual Report on Form 10-K for the year ended December 31, 2012 (through incorporation by reference to this Proxy Statement).

Submitted by the
Compensation Committee of the Board

M. Anne Szostak, Chairperson
David E. Alexander
Joyce M. Roché

THE ABOVE REPORT OF THE COMPENSATION COMMITTEE WILL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH OR INCORPORATED BY REFERENCE INTO ANY FILING BY US UNDER THE SECURITIES ACT OF 1933 OR THE EXCHANGE ACT, EXCEPT TO THE EXTENT THAT WE SPECIFICALLY INCORPORATE SUCH REPORT BY REFERENCE.

HISTORICAL EXECUTIVE COMPENSATION INFORMATION
The executive compensation disclosure contained in this section reflects compensation information for 2012. The following disclosure tables provide information for (1) Mr. Young, our President and CEO; (2) Mr. Ellen, our Chief Financial Officer; (3) Mr. Johnston, our President, Beverage Concentrates and Latin America Beverages; (4) Mr. Collins, our President, Packaged Beverages; and (5) Mr. Hobson, our Executive Vice President, Supply Chain. These persons are sometimes herein collectively referred to as "Named Executive Officers" or "NEOs" and individually as "NEO".
Summary Compensation Table
The following table sets forth information regarding the compensation earned by NEOs in fiscal years 2010, 2011 and 2012.
Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(3)	Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Larry D. Young	2012	1,075,000	—	4,388,958		1,310,997		1,385,461	7,434	368,972	8,536,822
President & CEO	2011	1,057,692	—	4,368,725		1,304,958		1,511,974	34,371	412,686	8,690,406
	2010	976,923	—	3,324,983		1,424,995		1,614,251	14,693	278,551	7,634,396
Martin M. Ellen	2012	542,693	—	1,061,008		316,940		421,438	—	100,224	2,442,303
Chief Financial Officer	2011	532,692	—	1,201,168		358,799		501,647	—	85,737	2,680,043
	2010	397,789	—	3,543,707	(6)	1,518,745	(6)	459,715	—	179,422	6,099,378
James J. Johnston	2012	543,831	—	1,042,524		311,420		377,428	31,316	165,710	2,472,229
Pres. Beverage Concentrates & Latin America Beverages	2011	532,000	—	1,101,050		328,894		424,628	80,687	182,125	2,649,384
	2010	515,385	—	699,993		299,997		422,574	34,419	139,581	2,111,949
Rodger L. Collins	2012	542,020	—	1,042,524		311,420		357,275	—	107,873	2,361,112
Pres. Packaged Beverages	2011	528,000	—	1,101,050		328,894		297,824	—	115,151	2,370,919
	2010	517,693	—	699,993		299,997		347,153	—	100,036	1,964,872
Derry L. Hobson	2012	473,386	—	680,626		203,315		285,685	—	98,587	1,741,599
EVP Supply Chain	2011	463,847	—	700,648		209,298		347,889	—	93,655	1,815,337
	2010	444,231	—	559,976		239,995		329,838	—	84,158	1,658,198
____________

(1)
The amounts reported in the Stock Awards column reflect the grant date fair value associated with awards of RSUs and PSUs to each of the NEOs (amounts do not include any RSUs and PSUs that have been paid as dividend equivalents subsequent to the date of the award). The value of the PSUs awarded is subject to the achievement of certain performance criteria at the end of the three-year performance period (see "Compensation Discussion and Analysis – Long-Term Incentive Awards – Specific Programs for 2012" beginning on page 35). Even though the awards may be forfeited, the amounts do not reflect this contingency. Assumptions used to calculate these amounts (disregarding forfeiture assumptions) are included in Note 14 "Stock-Based Compensation," to our Consolidated Financial Statements, which are included in our 2012 Form 10-K. For further information on the stock awards granted in fiscal year 2012, see the Grants of Plan-Based Awards table on page 42.

(2)
The amounts reported in the Option Awards column represent the grant date fair value associated with option grants to each of the NEOs. Even though the awards may be forfeited, the amounts do not reflect this contingency. Assumptions used to calculate these amounts (disregarding forfeiture assumptions) are included in Note 14 "Stock-Based Compensation" to our Consolidated Financial Statements, which are included in our 2012 Form 10-K. For further information on the stock option grants awarded in fiscal year 2012, see the Grants of Plan-Based Awards table on page 42.

(3)	The amounts reported in the Non-Equity Incentive Plan Compensation column reflect the amounts earned by each NEO under the Company's MIP.

(4)
The amounts reported in the Nonqualified Deferred Compensation Earnings column represent an estimate of the aggregate annual change in the actuarial present value of accumulated benefits under the Personal Pension Account Plan and the Pension Equalization Plan (as applicable), as described in more detail in the Pension Benefits table on page 45. The change in the actuarial present value of the accumulated benefits under the plans was determined in accordance with GAAP. Assumptions used to calculate these amounts are included in Note 12 "Employee Benefit Plans" to our Consolidated Financial Statements, which are included in our 2012 Form 10-K.

(5)
Amounts reported in the All Other Compensation column reflect other compensation for each NEO, including, but not limited to, (i) the incremental cost to the Company of all perquisites and other personal benefits, (ii) the amount of any tax reimbursements, (iii) the amounts contributed by the Company to the tax-qualified defined contribution plans and non-tax qualified contribution plans and (iv) the amount of any insurance premiums paid by the Company.

"All Other Compensation" for fiscal year 2012 is summarized as follows:

	Automobile Allowance ($)	Service Allowance ($)	Disability Income Premiums ($)(a)	Company Contributions ($)(b)	Corporate Aircraft ($)(c)	Executive Physicals ($)	Moving Expense ($)	Total ($)
Mr. Young	35,100	24,000	6,778	267,365	35,729	—	—	368,972
Mr. Ellen	31,200	20,000	9,554	33,437	2,026	2,862	1,145	100,224
Mr. Johnston	28,600	19,000	4,665	109,688	1,174	2,583	—	165,710
Mr. Collins	28,600	19,000	6,074	47,936	3,064	3,199	—	107,873
Mr. Hobson	24,700	14,000	7,825	42,746	9,316	—	—	98,587
____________

(a)	Includes the gross up for taxes to be paid by the NEO on the premium that was included in the NEO's income.

(b)
The amounts reported in the Company Contributions column represent our matching contributions to the tax-qualified defined contribution plans and non-tax qualified defined contribution plans. The contributions to the tax qualified defined contribution plans for 2012 are as follows: $28,075 for Mr. Young, $17,350 for Mr. Ellen, $30,525 for Mr. Johnston, $17,350 for Mr. Collins, and $17,350 for Mr. Hobson. The contributions to the non-tax qualified defined contributions plans for 2012 are as follows: $239,290 for Mr. Young, $16,087 for Mr. Ellen, $79,163 for Mr. Johnston, $30,586 for Mr. Collins, and $25,396 for Mr. Hobson.

(c)
For SEC purposes, the cost of personal use of a corporate aircraft is calculated based on the aggregate incremental cost to us. We calculated the aggregate incremental cost using estimated variable costs of operating the aircraft. Fixed costs which do not change based on usage, such as pilot salaries, depreciation of aircraft and cost of maintenance are excluded.

(6)
We entered into a letter of understanding with Mr. Ellen in connection with his employment in 2010. The Letter of Understanding provides that to replace the equity awards that Mr. Ellen lost when he left his previous employer, the Company awarded Mr. Ellen non-qualified stock options and RSUs (comprised of 70% RSUs and 30% stock options) with a total cash value of $3,750,000, which vest ratably over a five-year period.

Grants of Plan-Based Awards
The following table sets forth information regarding equity plan awards and non-equity incentive plan awards by us to our NEOs in fiscal year 2012. For a discussion of the material terms of these awards, see "Compensation Discussion and Analysis – The Compensation Program" on page 32 and "Historical Executive Compensation Information – Summary Compensation Table" on page 40.
Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Options Awards: Number of Securities Underlying Option (#)(4)	Exercise or Base Price of Option Awards ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards (6)
Name	Grant Date	Threshold($)	Target ($)	Maximum($)	Threshold($)	Target ($)	Maximum($)
Larry D. Young		—	1,612,500	3,225,000
	3/2/2012							81,428			3,077,978
	3/2/2012				17,341	34,682	69,364				1,310,980
	3/2/2012								185,957	37.80	1,310,997
Martin M. Ellen		—	490,500	981,000
	3/2/2012							19,685			744,093
	3/2/2012				4,192	8,384	16,768				316,915
	3/2/2012								44,956	37.80	316,940
James J. Johnston		—	464,355	928,710
	3/2/2012							19,342			731,128
	3/2/2012				4,119	8,238	16,476				311,396
	3/2/2012								44,173	37.80	311,420
Rodger L. Collins		—	464,355	928,710
	3/2/2012							19,342			731,128
	3/2/2012				4,119	8,238	16,476				311,396
	3/2/2012								44,173	37.80	311,420
Derry L. Hobson		—	332,500	665,000
	3/2/2012							12,628			477,338
	3/2/2012				2,689	5,378	10,756				203,288
	3/2/2012								28,839	37.80	203,315
____________

(1)
The amounts reported in the Estimated Future Payouts Under Non-Equity Incentive Plan Awards column represent the potential payouts of annual cash incentive awards granted to our NEOs in fiscal year 2012 under the MIP subject to the achievement of certain performance measures. The actual amount of the awards made to the NEOs and paid in cash is included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)
Subject to the achievement of certain performance criteria, represents the potential number of shares that may be issued to the NEO pursuant to the grant of PSU awards made in fiscal year 2012 under the Omnibus Stock Incentive Plan of 2009 (see "Compensation Discussion and Analysis – Long-Term Incentive Awards – Specific Programs for 2012" beginning on page 35).

(3)	Represents the number of shares subject to RSU awards made in fiscal year 2012 under the Omnibus Stock Incentive Plan of 2009. The RSU awards vest three years from the grant date.

(4)
Represents the number of shares subject to stock option grants made in fiscal year 2012 under the Omnibus Stock Incentive Plan of 2009. All options granted in fiscal year 2012 to NEOs have a term of ten years from the grant date and vest one-third on the first, second and third anniversaries of the grant date, contingent on the NEO continuing his employment with the Company through each date.

(5)	Represents the exercise price for the option awards, which were determined based on the closing share price of a share of our common stock on the date of grant.

(6)
Represents the grant date fair value of the equity incentive plan awards, which generally reflects the amount we would expense in our financial statements in accordance with GAAP over the award's vesting schedule, and does not correspond to the actual value that may be realized by or paid to the NEOs.

Outstanding Equity Awards
The following table sets forth information regarding exercisable and unexercisable stock options and vested and unvested equity awards held by each NEO as of December 31, 2012. All such awards relate to shares of our common stock.
Outstanding Equity Awards at Fiscal Year End

	Option Awards (1)						Stock Awards (2)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (4)(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or other Rights That Have Not Vested (4)($)
Larry D. Young	3/2/2010		67,954		31.50	3/2/2020
	3/2/2011		132,014		36.42	3/2/2021
	3/2/2012		185,957		37.80	3/2/2022
	3/2/2010						114,320	5,050,657
	3/2/2011						88,866	3,926,099
	3/2/2011								37,599	1,661,123
	3/2/2012						83,408	3,684,965
	3/2/2012								35,525	1,569,494

Martin M. Ellen	4/1/2010(5)	45,765	80,643		35.48	4/1/2020
	4/1/2010	31,362	15,681		35.48	4/1/2020
	3/2/2011	18,150	36,296		36.42	3/2/2021
	3/2/2012		44,956		37.80	3/2/2022
	4/1/2010(5)						47,872	2,114,984
	4/1/2010						27,925	1,233,726
	3/2/2011						24,433	1,079,449
	3/2/2011								10,337	456,688
	3/2/2012						20,163	890,801
	3/2/2012								8,587	379,373

James J. Johnston	5/7/2008	54,022			25.36	5/7/2018
	3/2/2009	75,583			13.48	3/2/2019
	3/2/2010	28,612	14,306		31.50	3/2/2020
	3/2/2011	16,636	33,272		36.42	3/2/2021
	3/2/2012		44,173		37.80	3/2/2022
	3/2/2010						24,067	1,063,280
	3/2/2011						22,397	989,499
	3/2/2011								9,475	418,605
	3/2/2012						19,812	875,294
	3/2/2012								8,438	372,790

	Option Awards (1)						Stock Awards (2)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (4)(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or other Rights That Have Not Vested (4)($)
Rodger L. Collins	5/7/2008	42,022			25.36	5/7/2018
	3/2/2010	28,612	14,306		31.50	3/2/2020
	3/2/2011	16,636	33,272		36.42	3/2/2021
	3/2/2012		44,173		37.80	3/2/2022
	3/2/2010						24,067	1,063,280
	3/2/2011						22,397	989,499
	3/2/2011								9,475	418,605
	3/2/2012						19,812	875,294
	3/2/2012								8,438	372,790

Derry L. Hobson	3/2/2010		11,444		31.50	3/2/2020
	3/2/2011		21,172		36.42	3/2/2021
	3/2/2012		28,839		37.80	3/2/2022
	3/2/2010						19,253	850,597
	3/2/2011						14,252	629,653
	3/2/2011								6,029	266,361
	3/2/2012						12,935	571,468
	3/2/2012								5,508	243,343
____________

(1)	Except as indicated in footnote 5, stock options vest over a period of three years with one third becoming exercisable on each anniversary of the grant date.

(2)	Except as indicated in footnote 5, RSUs vest on the third anniversary of the award date. Based on the achievement of certain performance measures, PSUs vest at the end of a three-year plan period.

(3)
Share amounts include outstanding RSUs and dividend equivalent units attributable to such RSUs. Market value is determined by multiplying the total number of shares or other rights awarded under an equity incentive plan that have not vested times $44.18, the closing price of a share of our common stock on the NYSE on December 31, 2012.

(4)
Share amounts include outstanding PSUs and dividend equivalent units attributable to such PSUs. Market value is determined by multiplying the total number of shares or other rights awarded under an equity incentive plan that have not vested times $44.18, the closing price of a share of our common stock on the NYSE on December 31, 2012.

(5)
Represent stock options and RSUs (including dividend equivalent units attributable to such RSUs) that were awarded to Mr. Ellen to compensate Mr. Ellen for grants forfeited at his previous employer. The stock options vest over a five-year period with one-fifth becoming exercisable on each anniversary of the grant date. The RSUs vest over a five-year period with one-fifth vesting on each anniversary date of the award.

Options Exercised and Stock Vested
The following table sets forth information regarding RSU awards that have vested and stock options that were exercised by our NEOs during fiscal year 2012.
Options Exercised and Stock Vested

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name	(#)	($)	(#)	($)
Larry D. Young	100,778	2,454,055	198,685	7,510,293
	66,007	589,244
	135,908	1,881,918
Martin M. Ellen	8,000	79,920	15,578	632,778
James J. Johnston			49,670	1,877,526
Rodger L. Collins	59,100	1,597,621	49,670	1,877,526
	12,000	223,890
	16,483	503,350
Derry L. Hobson	22,395	543,831	44,152	1,668,945
	22,890	221,527	23,936	963,424
	10,588	50,377

Pension Benefits
The following table sets forth information regarding pension benefits accrued by each NEO who participates in our defined benefit plans and supplemental contractual arrangements for 2012.
Pension Benefits

Name	Plan Name	Number of Years of Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Larry D. Young	Personal Pension Account Plan	2.67	42,052	—
	Pension Equalization Plan	2.67	309,896	—
James J. Johnston	Personal Pension Account Plan	16.09	338,990	—
	Pension Equalization Plan	16.09	414,782	—
____________

(1)
Pay and future service credits were frozen as of December 31, 2008 for our personal pension account plan (the "PPA Plan") and our pension equalization plan (the "PEP"). For further information, see "Pension Benefits - Personal Pension Account Plan" and "Pension Benefits- Pension Equalization Plan." Each of Mr. Young's and Mr. Johnston's years of service with us prior to the date the PPA Plan and the PEP were frozen is the same as the number of years of credited service under each of the PPA Plan and the PEP.

(2)
The actuarial present value of benefits accumulated under the respective plans in accordance with the assumptions included in Note 12 "Employee Benefit Plans," to our audited Consolidated Financial Statements, which are included in our 2012 Form 10-K. These amounts assume that each NEO retires at age 65. The discount rate used to determine the present value of accumulated benefits is 4.05%. The present values assume no pre-retirement mortality and utilize the RP2000 healthy white collar male and female tables, projected to calendar year 2020.

Personal Pension Account Plan
NEOs, other than Mr. Ellen, Mr. Collins and Mr. Hobson, are provided with retirement benefits under the PPA Plan, a tax-qualified defined benefit pension plan covering full-time and part-time employees with at least one year of service who were actively employed (other than former bottling group employees) as of December 31, 2006. The PPA Plan was closed to employees who were hired after December 31, 2006. Further, as of December 31, 2008, all future pay and service credits to the PPA Plan have been frozen. However, the PPA Plan does provide a minimum annual interest credit on individual account balances of 5%.
Participants fully vest in their retirement benefits after three years of service or upon attaining age 65. Participants are also eligible for early retirement benefits if they separate from service on or after attaining age 55 with 10 years of service. Participants who leave the Company before they are fully vested in their retirement benefit forfeit their accrued benefit under the PPA Plan.
The Code places limitations on compensation and pension benefits for tax-qualified defined benefit plans such as the PPA Plan. We have established a non-qualified supplemental defined benefit pension program (our Pension Equalization Plan), as discussed below, to restore some of the pension benefits limited by the Code.
Pension Equalization Plan
We sponsor the PEP, an unfunded, non-tax qualified excess defined benefit plan covering key employees who were actively employed as of December 31, 2006 and whose base salary exceeded certain statutory limits imposed by the Code. As with the PPA Plan, the PEP was closed to employees who were hired after December 31, 2006 and as of December 31, 2008, all future pay and service credits to the PEP have been frozen. However, the PEP does provide a minimum annual interest credit on individual account balances of 5%.
The purpose of the PEP is to restore to PEP participants any PPA Plan benefits that are limited by statutory restrictions imposed by the Code that are taken into consideration when determining their PPA Plan benefits. Participants fully vest in their benefits under the PEP after three years of service. Participants who voluntarily resign from service before they are vested in their benefits under the PEP forfeit their unvested accrued benefit. Participants who are terminated without "cause" or resign for "good reason" are entitled to have their unvested accrued benefits under the PEP automatically vested.
In addition, pursuant to the terms of the executive employment agreements, if any NEO is terminated without "cause" or resigns for "good reason" and is not vested in his accrued benefit under the PPA Plan, such NEO will be entitled to have his accrued and unvested benefits under the PPA Plan paid under the PEP. As of December 31, 2009, all NEOs (other than Mr. Ellen, Mr. Collins and Mr. Hobson who do not participate in the PPA Plan) have vested in their accrued benefits under the PPA Plan. Since Mr. Ellen, Mr. Collins and Mr. Hobson are not participants in the PPA Plan, they receive no benefits under the PEP.
Deferred Compensation
Savings Incentive Plan
The SIP, a tax-qualified 401(k) defined contribution plan, permits participants to contribute up to 75% of their base salary in the SIP within certain statutory limitations under the Code and we match 100% of the first 4% of base salary, on a per paycheck basis, that is deferred to the SIP by a participant. Employees participating in the SIP are always fully vested in their, as well as our, contributions to the plan. Participants self-direct the investment of their account balances among various mutual funds. In 2012, all of our NEOs participated in the SIP.
Also as part of the SIP, we offer an enhanced defined contribution component (the "EDC") on a tax-qualified basis to the SIP plan account. The EDC provides a contribution equal to 3% of eligible compensation to individual accounts annually. EDC contributions are 100% vested after three years of service with the Company.
Supplemental Savings Plan
The SSP is a nonqualified deferred compensation plan sponsored by the Company in 2012 for our employees, and is a non-tax qualified defined contribution plan. The SSP is for employees who are actively enrolled in the SIP and whose deferrals under the SIP are limited by Code compensation limitations. Employees may elect to defer up to 75% of their base salary over the Code compensation limit to the SSP, and we match 100% of the first 4% of base salary, on a per paycheck basis, that is contributed by these employees. Employees participating in the SSP are always fully vested in their, as well as our, contributions to the plan. Participants self-direct the investment of their account balances among various mutual funds. In 2012, all of our NEOs participated in the SSP.

Also as part of the SSP, we offer an enhanced defined contribution component (the "Non-qualified EDC") on a non-tax qualified basis to the SSP plan account. The Non-qualified EDC provides a contribution equal to 3% of eligible compensation over statutory pay limits to individual accounts annually. The Non-qualified EDC contributions are 100% vested after three years of service with the Company or prior affiliates.
The SSP also offers our executive officers the opportunity to defer up to 100% of their annual bonus. Participants will make yearly elections on payout options of bonus deferrals under the plan. Vesting is immediate and the participant has multiple distribution options available during each annual enrollment period. Participants self-direct the investment of their account balances among various mutual funds.
The following table sets forth information regarding the nonqualified deferred compensation under the SSP for each NEO in fiscal year 2012.
Non-qualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
Larry D. Young	1,589,050	239,290	191,483	—	2,961,395
Martin M. Ellen	11,708	16,087	3,454	—	54,767
James J. Johnston	26,445	79,163	43,874	—	520,387
Rodger L. Collins	178,875	30,586	111,870	—	1,133,031
Derry L. Hobson	22,339	25,396	84,679	—	1,059,544
Not included in the table above are the Non-qualified EDC Contributions funded on January 30, 2013, which are as follows:

Larry D. Young	$222,013
Martin M. Ellen	$23,830
James J. Johnston	$75,438
Rodger L. Collins	$17,695
Derry L. Hobson	$17,138
____________

(1)	Aggregate amount of contributions made by our NEOs to the SSP in fiscal year 2012.

(2)
Aggregate amount of the Company's contributions to the NEOs' accounts under the SSP in fiscal year 2012. The amounts reported in this column are included in executive compensation of the NEO reported in the Summary Compensation Table.

(3)
Aggregate amount of earnings credited to the NEOs' accounts under the SSP in fiscal year 2012. The amounts reported in this column are not included in executive compensation of the NEO reported in the Summary Compensation Table.

(4)
The amounts in this column that were reported as executive compensation in the Summary Compensation Table for fiscal years prior to (and not including) 2012 were as follows: $435,616 for Mr. Young; $11,508 for Mr. Ellen; $172,424 for Mr. Johnston; $97,162 for Mr. Collins; and $63,299 for Mr. Hobson. Mr. Ellen and Mr. Hobson were not NEOs in certain of those prior years and the amounts reflected in this footnote do not reflect any executive compensation that would have been included in the Summary Compensation Table if they had been an NEO in those prior years in which they were not an NEO.

Post-Termination Compensation
Executive Employment Agreements
Mr. Young and Mr. Hobson have executive employment agreements with us. Each of the executive employment agreements was entered into in October 2007 and has a term of 10 years. Each agreement includes non-competition and non-solicitation provisions, which provide that the executive will not, for a period of one year after termination of employment, (i) become engaged with companies that are in competition with us, including, but not limited to, a predetermined list of companies or (ii) solicit or attempt to entice away any of our employees or customers.

The executive employment agreements of Mr. Young and Mr. Hobson each provide that severance payments occur and salary and benefits continue if termination of employment occurs without "cause" or if the executive leaves for "good reason". Under the executive employment agreements:

(A) "cause" is defined as termination of the executive's employment for his:

•	willful failure to substantially perform his duties,

•	breach of a duty of loyalty toward the Company,

•	commission of an act of dishonesty toward the Company, theft of our corporate property, or usurpation of our corporate opportunities,

•	unethical business conduct including any violation of law connected with the executive's employment, or

•	conviction of any felony involving dishonest or immoral conduct; and
(B) "good reason" is defined as a resignation by the executive for any of the following reasons:

•	our failure to perform any of our material obligations under the employment agreement,

•	a relocation by us of the executive's principal place of employment to a site outside a 50 mile radius of the current site of the principal place of employment, or

•	the failure by a successor acquirer to assume the employment agreement.
In the event we terminate Mr. Young's employment "without cause" or he resigns for "good reason" during the employment term, he is entitled to the equivalent of 6.25 times his annual base salary made up as follows:

(1)	salary continuation for up to 15 months equal to his annual base salary and 125% of his target award under the MIP (subject to mitigation for new employment);

(2)	a lump sum salary payment equal to 15 months of his annual base salary; and

(3)	a lump sum cash payment equal to 125% of his target award under the MIP.
In addition, Mr. Young will receive a lump sum cash payment equal to his MIP payment, pro-rated through the employment termination date and based on the actual performance targets achieved for the year in which such termination of employment occurred and payable when such awards are paid under the plan to all employees.
Mr. Young will continue to receive medical, dental and vision benefits until other employment is obtained, but not to exceed the salary continuation period. Mr. Young will also be entitled to receive outplacement services and certain payments under the qualified and non-qualified pension plans. See discussion of pension benefits to be paid under the PPA Plan under "Pension Benefits – Personal Pension Account Plan" on page 46 and the PEP under "Pension Benefits – Pension Equalization Plan" on page 46.
In the event we terminate Mr. Hobson's employment "without cause" or he resigns for "good reason" during the employment term, he is entitled to the equivalent of 2.55 times base salary made up as follows:

(1)	salary continuation for up to nine months equal to his annual base salary and 75% of his target award under the MIP (subject to mitigation for new employment);

(2)	a lump sum salary payment equal to nine months of his annual base salary; and

(3)	a lump sum cash payment equal to 75% of his target award under the MIP.
In addition, Mr. Hobson will receive a lump sum cash payment equal to his MIP payment, pro-rated through the employment termination date and based on the actual performance targets achieved for the year in which such termination of employment occurred and payable when such awards are paid under the plan to all employees.
Mr. Hobson will continue to receive medical, dental and vision benefits until other employment is obtained, but not to exceed the salary continuation period. Mr. Hobson will also be entitled to receive outplacement services and certain payments under the qualified and non-qualified plans.

Letters of Understanding
The executive employment agreements with Mr. Young and Mr. Hobson were entered into prior to our spin-off from Cadbury. Since becoming an independent company, we have not entered into any new executive employment agreements. When we hire a new executive or a current executive is promoted, the executive will receive an offer letter which we refer to as "letters of understanding." Mr. Ellen received a letter of understanding outlining the conditions of his employment with us. When Mr. Johnston and Mr. Collins received promotions in 2008, each received a letter of understanding, which replaced his executive employment agreement with us. The letters of understanding have no term.
In the event Mr. Ellen's, Mr. Johnston's or Mr. Collins' employment is involuntarily terminated, each is entitled to receive severance benefits under our Severance Pay Plan for Salaried Employees ("Severance Pay Plan"), which benefits include:

(1)
Mr. Ellen will receive a lump sum severance payment equal to 4.0 times his annual base salary, while Mr. Johnston and Mr. Collins will receive a lump sum severance payment equal to 3.5 times their annual base salary; and

(2)
a lump sum cash payment equal to their MIP payment, pro-rated through the employment termination date and based on the actual performance targets achieved for the year in which such termination of employment occurred and payable when such awards are paid under the plan to all employees.

Under the Severance Pay Plan, Mr. Johnston is entitled to outplacement services and certain payments under the qualified and non-qualified pension plans. See discussion of pension benefits to be paid under the PPA Plan under "Pension Benefits- Personal Pension Account Plan" on page 46 and the PEP under "Pension Benefits- Pension Equalization Plan" on page 46.
Under the Severance Pay Plan, each of Mr. Ellen and Mr. Collins is entitled to outplacement services and certain payments under the qualified and non-qualified savings plans.
Neither Mr. Ellen, Mr. Johnston nor Mr. Collins would be eligible for severance under the Severance Pay Plan, if he were terminated (i) for cause, (ii) because of inadequate or unsatisfactory performance, (iii) as the result of misconduct (including mismanagement of a position of employment by action or inaction, neglect that jeopardizes the life or property of another, intentional wrongdoing or malfeasance, intentional violation of a law, or violation of a policy or rule adopted to ensure the orderly work and the safety of employees), (iv) for gross neglect in job performance or (v) because his position is eliminated and he refuses to accept another position, with generally comparable base salary and incentive compensation, that is located no more than 50 miles from his former office, or it does not cause a significant detrimental impact to the executives that commute. (These items are hereinafter referred to as "Disqualifying Conditions".)
Mr. Ellen, Mr. Johnston and Mr. Collins have each signed a non-compete agreement, which provides each will not, for a period of one year after termination of employment, (i) become engaged with companies that are in competition with us, including, but not limited to, a predetermined list of companies or (ii) solicit or attempt to entice away any of our employees or customers.
Change in Control
The Compensation Committee approved the CIC Plan in February 2009. The CIC Plan generally provides that a payment will be made to a plan participant if there is a change in control of the Company and, within two years after the change in control, the participant's employment is terminated or the participant voluntarily terminates his employment under certain adverse circumstances, including a significant adverse change in responsibilities of his position. At the time the CIC Plan was approved, the Compensation Committee approved the inclusion of six executive officers in the CIC Plan, including four of the NEOs. When Mr. Ellen became Chief Financial Officer in 2010 he was added to the CIC Plan (and the then retiring chief financial officer was removed). Consequently, each of the NEO's is a participant in the CIC Plan. The levels of payments and benefits available upon termination were set as follows: (a) Mr. Young, as our CEO, is entitled to a payment equal to 3.0 times the sum of his base salary, plus his annual bonus; (b) Mr. Ellen, as Chief Financial Officer, is entitled to a payment equal to 2.75 times the sum of his base salary, plus his annual bonus; (c) Mr. Johnston and Mr. Collins would each be entitled to a payment equal to 2.5 times the sum of their respective base salary, plus their respective annual bonus; and (d) Mr. Hobson would be entitled to a payment equal to 2.0 times the sum of his base salary, plus his annual bonus. Payments under the CIC Plan will be grossed up to cover any applicable excise taxes under section 4999 of the Code (the "280G gross up payment"). Termination payments may be reduced by 10% to avoid the excise tax and 280G gross up payment.
In addition, plan participants also receive other benefits, including payment of their MIP at target prorated to the date of termination, benefit continuation for the number of years equal to their payment multiplier, payment of unvested and vested qualified and non-qualified pension benefits and outplacement services.

The Compensation Committee did not include any additional officers in the CIC Plan in 2012 and currently does not intend to include any additional executive officers in the CIC Plan.
Tables of Potential Payments and Assumptions
The following tables below outline the potential payments to Mr. Young, Mr. Ellen, Mr. Johnston, Mr. Collins and Mr. Hobson upon the occurrence of various termination events, including "termination for cause" or "not for good reason," "termination without cause" or "for good reason" or "termination due to death or disability" or "voluntary termination" or "with Disqualifying Conditions." Also, the table reflects potential payments related to change-in-control and subsequent qualified termination within a specified window. The following assumptions apply with respect to the tables below and any termination of employment of an NEO:

•
The tables include estimates of amounts that would have been paid to: (i) Mr. Young and Mr. Hobson assuming a termination event occurred on December 31, 2012 and (ii) Mr. Ellen, Mr. Johnston and Mr. Collins in the event they terminate their employment voluntarily or with Disqualifying Conditions or their employment is terminated involuntarily without Disqualifying Conditions on December 31, 2012. The employment of these NEOs did not actually terminate on December 31, 2012, and as a result, these NEOs did not receive any of the amounts shown in the tables below. The actual amounts to be paid to a NEO in connection with a termination event can only be determined at the time of such termination event.

•	The tables assume that the price of a share of our common stock is $44.18 per share, the closing market price per share on the NYSE on December 31, 2012.

•
Each NEO is entitled to receive amounts earned during the term of his employment regardless of the manner of termination. These amounts include accrued base salary, accrued vacation time and other employee benefits to which the NEO was entitled on the date of termination, and are not shown in the tables below.

•
For purposes of the tables below, the specific definitions of "cause" and "good reason" are defined in the executive employment agreements for Messrs. Young and Hobson and are described in the section entitled "Executive Employment Agreements" beginning on page 47.

•
To receive the benefits under the executive employment agreements, Mr. Young and Mr. Hobson are each respectively required to provide a general release of claims against us and our affiliates. The benefits are also subject to mitigation for new employment. In addition, if Mr. Young or Mr. Hobson receives severance payments under his executive employment agreement, he will not be entitled to receive any severance benefits under our Severance Pay Plan.

•	The tables are as of December 31, 2012.

Name	Compensation Element	Termination for Cause or Not for Good Reason	Death		Disability		Termination Without Cause or for Good Reason		CIC	Termination Without Cause or For Good Reason following CIC (9)
Larry D. Young	Salary Continuation Payments	$—	$—		$—		$3,359,375	(1)	$—	$—
	Lump Sum Cash Payments	—	—		—		1,343,750	(2)	—	7,917,165
	Lump Sum Target Award MIP Payment	—	—		—		2,015,625	(3)	—	—
	Lump Sum 2012 MIP Payment	—	1,612,500	(4)	1,612,500	(4)	1,385,461	(4)	—	1,612,500
	Medical, Dental and Vision Benefits Continuation	—	—		—		12,405	(5)	—	29,772
	Outplacement Services	—	—		—		75,000		—	75,000
	Accelerated Equity Payments:
	RSUs(6)	—	12,661,811		8,191,610		8,191,610		12,661,811	12,661,811
	PSUs(7)	—	1,450,823		1,450,823		1,450,823		3,230,618	3,230,618
	Stock Options(8)	—	3,072,491		1,472,444		1,472,444		3,072,491	3,072,491
	TOTAL	$—	$18,797,625		$12,727,377		$19,306,493		$18,964,920	$28,599,357

Name	Compensation Element	Termination for Cause or Not for Good Reason	Death		Disability		Termination Without Cause or for Good Reason		CIC	Termination Without Cause or For Good Reason following CIC (9)
Martin M. Ellen	Salary Continuation Payments	$—	$—		$—		$—		$—	$—
	Lump Sum Cash Payments	—	—		—		2,180,000	(2)	—	4,905,713
	Lump Sum Target Award MIP Payment	—	—		—		—		—	—
	Lump Sum 2012 MIP Payment	—	490,500	(4)	490,500	(4)	421,438	(4)	—	490,500
	Medical, Dental and Vision Benefits Continuation	—	—		—		—		—	25,394
	Outplacement Services	—	—		—		7,250		—	7,250
	Accelerated Equity Payments:
	RSUs (6)	—	5,319,095		2,560,335		2,560,335		5,319,095	5,319,095
	PSUs(7)	—	384,424		384,424		384,424		836,107	836,107
	Stock Options(8)	—	1,405,625		475,091		475,091		1,405,625	1,405,625
	TOTAL	$—	$7,599,644		$3,910,350		$6,028,538		$7,560,827	$12,989,684

Name	Compensation Element	Termination for Cause or Not for Good Reason	Death		Disability		Termination Without Cause or for Good Reason		CIC	Termination Without Cause or For Good Reason following CIC (9)
James J. Johnson	Salary Continuation Payments	$—	$—		$—		$—		$—	$—
	Lump Sum Cash Payments	—	—		—		1,912,050	(2)	—	3,977,608
	Lump Sum Target Award MIP Payment	—	—		—		—		—	—
	Lump Sum 2012 MIP Payment	—	464,355	(4)	464,355	(4)	377,428	(4)	—	464,355
	Medical, Dental and Vision Benefits Continuation	—	—		—		—		—	34,675
	Outplacement Services	—	—		—		7,250		—	7,250
	Accelerated Equity Payments:
	RSUs (6)	—	2,928,074		1,851,743		1,851,743		2,928,074	2,928,074
	PSUs(7)	—	359,333		359,333		359,333		791,441	791,441
	Stock Options(8)	—	721,415		336,572		336,572		721,415	721,415
	TOTAL	$—	$4,473,177		$3,012,003		$4,844,376		$4,440,930	$8,924,818

Name	Compensation Element	Termination for Cause or Not for Good Reason	Death		Disability		Termination Without Cause or for Good Reason		CIC	Termination Without Cause or For Good Reason following CIC (9)
Rodger L. Collins	Salary Continuation Payments	$—	$—		$—		$—		$—	$—
	Lump Sum Cash Payments	—	—		—		1,912,050	(2)	—	4,089,864
	Lump Sum Target Award MIP Payment	—	—		—		—		—	—
	Lump Sum 2012 MIP Payment	—	464,355	(4)	464,355	(4)	357,275	(4)	—	464,355
	Medical, Dental and Vision Benefits Continuation	—	—		—		—		—	25,043
	Outplacement Services	—	—		—		7,250		—	7,250
	Accelerated Equity Payments:
	RSUs (6)	—	2,928,074		1,851,743		1,851,743		2,928,074	2,928,074
	PSUs(7)	—	359,333		359,333		359,333		791,441	791,441
	Stock Options(8)	—	721,415		336,572		336,572		721,415	721,415
	TOTAL	$—	$4,473,177		$3,012,003		$4,824,223		$4,440,930	$9,027,442

Name	Compensation Element	Termination for Cause or Not for Good Reason	Death		Disability		Termination Without Cause or for Good Reason		CIC	Termination Without Cause or For Good Reason following CIC (9)
Derry L. Hobson	Salary Continuation Payments	$—	$—		$—		$605,625	(1)	$—	$—
	Lump Sum Cash Payments	—	—		—		356,250	(2)	—	1,615,000
	Lump Sum Target Award MIP Payment	—	—		—		249,375	(3)	—	—
	Lump Sum 2012 MIP Payment	—	332,500	(4)	332,500	(4)	285,685	(4)	—	332,500
	Medical, Dental and Vision Benefits Continuation	—	—		—		7,443	(5)	—	19,848
	Outplacement Services	—	—		—		7,250		—	7,250
	Accelerated Equity Payments:
	RSUs (6)	—	2,051,763		1,346,679		1,346,679		2,051,763	2,051,763
	PSUs(7)	—	230,369		230,369		230,369		509,793	509,793
	Stock Options(8)	—	493,397		240,174		240,174		493,397	493,397
	TOTAL	$—	$3,108,029		$2,149,722		$3,328,850		$3,054,953	$5,029,551
_______

(1)
The amounts shown represent salary continuation for Mr. Young in an amount equal to (a) 15 months of his annual base salary and (b) 125% of his target award under the MIP; and for Mr. Hobson in an amount equal to (x) 9 months of his of annual base salary and (y) 75% of his target award under the MIP, in each case, according to the terms of their respective executive employment agreements.

(2)
The amounts shown represent lump sum cash payments equal (a) 15 months of his annual base salary for Mr. Young and 9 months of his annual base salary for Mr. Hobson under their executive employment agreements and (b) 400%, 350% and 350% of the annual base salary for each of Mr. Ellen, Mr. Johnston and Mr. Collins, respectively, under the Company's Severance Pay Plan.

(3)
The amounts shown represent lump sum payments under the MIP equal to 125% of the target award for Mr. Young, and 75% of the target award for Mr. Hobson under their respective executive employment agreements.

(4)
The amounts shown under the "Death" and "Disability" columns represent each NEO's target award under the MIP, pro-rated through the assumed employment termination date. The amounts shown under the "Termination Without Cause or for Good Reason" column represents lump sum cash payments equal to each NEO's 2012 MIP payment, pro-rated through the assumed employment termination date and based on the actual performance targets achieved for the year in which such assumed termination of employment occurred. The amounts are paid to Messrs. Young and Hobson under their executive employment agreements and to Messrs. Ellen, Johnston and Collins under the Company's Severance Pay Plan.

(5)	The amounts shown represent the combined cash value of benefits continuation over the salary continuation period under the executive employment agreements of Mr. Young and Mr. Hobson.

(6)
The amounts shown represent the value of unvested RSU awards and dividend equivalent units under the Omnibus Stock Incentive Plan of 2008 and the Omnibus Stock Incentive Plan of 2009 that vest under the occurrence of the specific event.

(7)
The amounts shown represent the value of unvested PSU awards and dividend equivalent units under the Omnibus Stock Incentive Plan of 2009 that vest under the occurrence of the specific event. The PSU awards are calculated at target performance levels.

(8)
The amounts shown represent the value of the unvested stock options under the Omnibus Stock Incentive Plan of 2008 and the Omnibus Stock Incentive Plan of 2009 that vest under the occurrence of the specific event. These stock options remain exercisable for 90 days from the employment termination date.

(9)
The amounts shown represent the value to be delivered to an executive upon a termination without cause by the employer or a termination for good reason by the employee within a 2-year period following a CIC under the CIC Plan. As discussed in "Post-Termination Compensation--Change in Control" on page 49, termination payments may be reduced by an amount not to exceed 10% to avoid the excise tax and corresponding 280G gross up payment. Mr. Hobson's termination payments were not sufficient to trigger a 280G gross up payment. The termination payment for Mr. Young has been reduced by $145,335 so that no excise tax is owed and thus no 280G gross up payment is required. The amounts shown in the lump sum cash payments row equal the sum of (i) 300%, 275%, 250%, 250% and 200% of annual base salary and target award under the MIP for Mr. Young, Mr. Ellen, Mr. Johnston, Mr. Collins and Mr. Hobson, respectively and (ii) the estimated 280G gross up payment of $2,058,088 for Mr. Ellen, $1,450,970 for Mr. Johnston and $1,563,226 for Mr. Collins. The full acceleration value of equity awards is also included due to the CIC event that preceded the termination under this scenario.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER
EQUITY COMPENSATION PLANS
The following table summarizes certain information related to our equity award plans as of December 31, 2012.
Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Initial Column) (3)
Equity Compensation Plans approved by stockholders
Omnibus Stock Incentive Plan of 2009(1)	4,444,360	$14.22	—
Omnibus Stock Incentive Plan of 2008(2)	242,664	20.69	14,807,612
Equity Compensation Plans not approved by stockholders	—	—	—
Total	4,687,024	14.55	14,807,612
____________

(1)
Represents 2,431,103 RSUs that have been awarded, 254,013 PSUs that have been awarded and 1,759,244 stock options that have been granted under the Omnibus Stock Incentive Plan of 2009. The stock options have a weighted average exercise price of $35.92 and weighted average remaining contractual term of 8.26 years.

(2)
Represents 242,664 stock options that have been granted under the Omnibus Stock Incentive Plan of 2008. The stock options have a weighted average exercise price of $20.69 and weighted average remaining contractual term of 5.67 years.

(3)	Represents awards authorized for future grants under the Omnibus Stock Incentive Plan of 2009.

REPORT OF THE AUDIT COMMITTEE
Through February 29, 2012, Mr. Martin (Chairman), Mr. Adams, Ms. Roché and Mr. Rogers served on the Audit Committee. Commencing on March 1, 2012, the Audit Committee was comprised of Mr. Martin (Chairman), Mr. Adams and Ms. Patsley. All of such Audit Committee members are independent as defined in the current NYSE listing standards and the applicable rules of the Exchange Act. Each of Mr. Martin, Mr. Adams and Ms. Patsley meet the definition of "audit committee financial expert" as defined in SEC Regulation S-K.
The Audit Committee charter, as revised and approved by the Board on May 16, 2012, sets forth the duties and responsibilities of the Audit Committee. The Audit Committee's responsibility is oversight and it is not responsible to prepare the Company's financial statements, to plan or conduct audits or to determine that the Company's financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles in the United States of America ("GAAP") and other applicable rules and regulations.
Management has primary responsibility for the preparation of the financial statements, completeness and accuracy of financial reporting and the overall system of internal control over financial reporting. The Audit Committee has reviewed and discussed the Company's financial statements with management and management's evaluation and assessment of the effectiveness of internal control over financial reporting.
Deloitte & Touche LLP ("Deloitte"), our independent registered public accounting firm for fiscal year 2012, is responsible for planning and conducting the audit of the financial statements and expressing an opinion on the fairness of the financial statements and their conformity with GAAP and for auditing of internal control over financial reporting and expressing an opinion on its effectiveness. The Audit Committee has discussed with Deloitte, with and without management present, the financial statement audit, its evaluation of effectiveness of internal controls and the overall quality of financial reporting. Deloitte has delivered to the Audit Committee the written disclosures and the letter required by the Public Company Accounting Oversight Board ("PCAOB") AS No. 16 Communications with Audit Committees Concerning Independence and informed the Committee that, with respect to the Company, it is independent under the SEC rules and the independence requirements of the PCAOB. The Audit Committee has discussed with Deloitte the written disclosures and letter regarding their independence. The Audit Committee also concluded that Deloitte's provision of non-audit services is compatible with Deloitte's independence.
Based on the considerations referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Submitted by the
Audit Committee of the Board:

Terence D. Martin (Chairman)
John L. Adams
Pamela H. Patsley

THE ABOVE REPORT OF THE AUDIT COMMITTEE WILL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH OR INCORPORATED BY REFERENCE INTO ANY FILING BY US UNDER THE SECURITIES ACT OF 1933 OR THE EXCHANGE ACT, EXCEPT TO THE EXTENT THAT WE SPECIFICALLY INCORPORATE SUCH REPORT BY REFERENCE.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Through February 29, 2012, Mr. Stahl (Chairman), Ms. Patsley and Ms. Szostak served on the Compensation Committee. Commencing on March 1, 2012, the Compensation Committee was comprised of Ms. Szostak (Chairperson), Mr. Alexander and Ms. Roché. No member of the Compensation Committee was an officer or employee of ours or any of our subsidiaries. None of our executive officers served on the board of directors or on the compensation committee of any other entity, for which any officers of such other entity served either on the Board or on our Compensation Committee. For information on insider participation, see "Certain Transactions."

CERTAIN TRANSACTIONS
All new or continuing related party transactions will be reviewed by the Board, the Corporate Governance and Nominating Committee or the Compensation Committee, as appropriate, to ensure the transactions are fair to us and in accordance with the Company's Code of Business Conduct and Ethics.
Michael F. Weinstein, who served as our director from 2009 to December 2012, is a co-founder of INOV8, owning in excess of 40% percent of the equity in INOV8. INOV8 owns 44% of the equity in Hydrive Energy LLC which has developed the energy drink HYDRIVE. The Company distributes HYDRIVE and owns a minority interest in Hydrive Energy LLC. In fiscal year 2012, the Company paid Hydrive Energy LLC approximately $5.0 million for product, which the Company resold.
On November 16, 2012, the Board authorized management of the Company, as an equity interest holder in Hydrive Energy LLC, to approve the sale of Hydrive Energy LLC's intellectual property rights to Big Red. Under the sale agreements, Big Red will make earn-out payments to Hydrive Energy LLC based on the earnings of HYDRIVE over the next fifteen years. Further, the Board waived any conflict of interest under the Company's Code of Business Conduct and Ethics that may arise as a result of this transaction.
On November 16, 2012, Mr. Weinstein submitted his resignation as a director of the Company effective as of December 31, 2012. Mr. Weinstein decided to resign because he will not be able to serve as an independent director for the fifteen-year term of the earn-out payments described above.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS WITH MULTIPLE STOCKHOLDERS
If you have consented to the delivery of only one Notice, 2012 Form 10-K or set of proxy materials, as applicable, to multiple Dr Pepper Snapple Group, Inc. stockholders who share your address, then only one Notice, 2012 Form 10-K or set of proxy materials, as applicable, is being delivered to your household unless we have received contrary instructions from one or more of the stockholders sharing your address. We will deliver promptly upon oral or written request a separate copy of the Notice, 2012 Form 10-K or set of proxy materials, as applicable, to any stockholder at your address. If, now or in the future, you wish to receive a separate copy of the Notice, 2012 Form 10-K or set of proxy materials, as applicable, you may call us at (972) 673-7000 (please ask for Investor Relations) or write to us at Dr Pepper Snapple Group, Inc., Attn: Investor Relations, 5301 Legacy Drive, Plano, Texas 75024. Stockholders sharing an address who now receive multiple copies of the Notice, 2012 Form 10-K or set of proxy materials, as applicable, may request delivery of a single copy by calling us at the above number or writing to us at the above address.

STOCKHOLDERS PROPOSALS FOR 2013 ANNUAL MEETING
We currently expect to hold our annual meeting after the year ending December, 31, 2013 ("2013 Annual Meeting") on or around May 15, 2014, and mail the Proxy Statement for that meeting in March 2014, subject to any changes we may make. If any of our stockholders intends to present a proposal for consideration at the 2013 Annual Meeting, including the nomination of directors, without inclusion of such proposal in the proxy statement and form of proxy, such stockholder must provide notice to us of such proposal.
Pursuant to Rule 14a-8 of the Exchange Act, stockholder proposals will need to be received by us not later than November 29, 2013, in order to be eligible for inclusion in the proxy statement and form of proxy distributed by the Board with respect to the 2013 Annual Meeting. With respect to any notice of a proposal that a stockholder intends to present for consideration at the 2013 Annual Meeting, without inclusion of such proposal in the proxy statement and form of proxy, in accordance with Article II, Section 6(c) or 7(b) of our By-laws, as applicable, stockholder proposals will need to be received by us not sooner than January 17, 2014, but not later than February 16, 2014, in order to be presented at the 2013 Annual Meeting. Stockholder proposals must be sent to our principal executive offices, 5301 Legacy Drive, Plano, Texas 75024, Attention: James L. Baldwin, Corporate Secretary.

By Order of the Board of Directors

James L. Baldwin Corporate Secretary
March 25, 2013

Appendix A
DR PEPPER SNAPPLE GROUP, INC.
MANAGEMENT INCENTIVE PLAN

1.
Plan. This Dr Pepper Snapple Group, Inc. Management Incentive Plan (this "Plan") was adopted by Dr Pepper Snapple Group, Inc., a Delaware corporation (the "Company"), to reward certain employees of the Company or its Subsidiaries by enabling them to receive performance-based cash compensation.

2.
Objectives. This Plan is designed to attract and retain employees of the Company and its Subsidiaries and to stimulate the active interest of such persons in the development and financial success of the Company and its Subsidiaries. These objectives are to be accomplished by making cash awards under this Plan based on the achievement of certain performance goals. All awards payable under this Plan to Executive Officers are intended to be deductible by the Company under Section 162(m) (as such terms are defined below).

3.	Definitions. As used herein, the terms set forth below shall have the following respective meanings:
"Authorized Officer" means the Chairman of the Board or the Chief Executive Officer of the Company (or any other senior officer of the Company to whom either of them shall delegate the authority to execute any Award Agreement).
"Award Agreement" means any written agreement (including in electronic form) between the Company and a Participant setting forth the terms, conditions and limitations applicable to a Performance Cash Award.
"Board" means the board of directors of the Company.
"Code" means the Internal Revenue Code of 1986, as amended from time to time.
"Committee" means the Compensation Committee of the Board, any successor committee thereto, such other committee of the Board as may be designated by the Board to administer this Plan including any subcommittee of the Board as designated by the Board.
"Disability" means permanent and total disability as determined under the Company's long-term disability plan applicable to the Participant, or if there is no such plan applicable to the Participant, "Disability" means a determination of total disability by the Social Security Administration; provided that, in either case, the Participant's condition also qualifies as a "disability" for purposes of Section 409A with respect to an Award subject to Section 409A.
"Disaffiliation" means the sale, spin-off, public offering or other transaction that affects the divestiture of the Company's ownership of a Subsidiary or division of the Company.
"Employee" means an employee of the Company or any of its Subsidiaries and an individual who has agreed to become an employee of the Company or any of its Subsidiaries and actually becomes such an employee within the following six months.
"Executive Officer" means a "covered employee" within the meaning of Section 162(m)(3) or any other executive officer designated by the Committee for purposes of exempting compensation payable under this Plan from the deduction limitations of Section 162(m).
"Participant" means an Employee to whom a Performance Cash Award has been made under this Plan.
"Performance Cash Award" or "Award" means the grant of any award to a Participant pursuant to such applicable terms, conditions and limitations as the Committee may establish in accordance with the objectives of this Plan, which award is subject to the attainment of one or more Performance Goals.
"Performance Goal" means a standard established by the Committee, to determine in whole or in part whether a Performance Cash Award shall be earned.
"Section 162(m)" means Section 162(m) of the Code and any Treasury Regulations and guidance promulgated thereunder.
"Section 409A" means Section 409A of the Code and any Treasury Regulations and guidance promulgated thereunder.

"Separation from Service," with respect to Awards that are subject to Section 409A, means a Participant's Termination of Employment with the Company and any of its Subsidiaries, other than by reason of death or Disability, that qualifies as a 'separation from service' for purposes of Section 409A. A Separation from Service will be deemed to occur where the Participant and the Company or its Subsidiary reasonably anticipate that the bona fide level of services the Participant will perform (whether as an employee or as an independent contractor) will be permanently reduced to a level that is [between 20 and 50 percent (20% and 50%)] of the average level of bona fide services the Participant performed during the immediately preceding 36 months (or the entire period the Participant has provided services if the Participant has been providing services to the Company and any of its Subsidiaries for less than 36 months).
"Subsidiary" means (i) in the case of a corporation, any corporation of which the Company directly or indirectly owns shares representing 50% or more of the combined voting power of the shares of all classes or series of capital stock of such corporation which have the right to vote generally on matters submitted to a vote of the shareholders of such corporation and (ii) in the case of a partnership or other business entity not organized as a corporation, any such business entity of which the Company directly or indirectly owns 50% or more of the voting, capital or profits interests (whether in the form of partnership interests, membership interests or otherwise).
"Termination of Employment" means the termination of a Participant's employment with, or performance of services for, the Company and any of its Subsidiaries. Unless otherwise determined by the Committee, if a Participant's employment with the Company and its Subsidiaries terminates but such Participant continues to provide services to the Company and its Subsidiaries in a non-employee capacity, such change in status shall not be deemed a Termination of Employment. A Participant shall be deemed to incur a Termination of Employment in the event of the Disaffiliation of such Participant's Subsidiary or division unless the Committee specifies otherwise. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its Subsidiaries do not constitute a Termination of Employment. If an Award is subject to Section 409A, however, Termination of Employment for purposes of that Award shall mean the Participant's Separation from Service.

4.	Eligibility. All Employees are eligible for Performance Cash Awards under this Plan in the sole discretion of the Committee.

5.	Administration.

(a)
Authority of the Committee. This Plan shall be administered by the Committee, which shall have the powers vested in it by the terms of this Plan, such powers to include the authority (within the limitations described in this Plan):

•	to select the Employees to be granted Performance Cash Awards under this Plan;

•	to determine the terms of Performance Cash Awards to be made to each Participant;

•	to determine the time when Performance Cash Awards are to be granted and any conditions that must be satisfied before a Performance Cash Award is granted;

•	to establish objectives and conditions for earning Performance Cash Awards;

•	to determine the terms and conditions of Award Agreements (which shall not be inconsistent with this Plan) and who must sign each Award Agreement;

•	to determine whether the conditions for earning a Performance Cash Award have been met and whether a Performance Cash Award will be paid at the end of an applicable performance period;

•	except as otherwise provided in paragraph 10, to modify the terms of Performance Cash Awards made under this Plan;

•	to determine if, when and under what conditions payment of all or any part of a Performance Cash Award may be deferred;

•	to determine whether the amount or payment of a Performance Cash Award should be reduced or eliminated;

•	to determine the guidelines and/or procedures for the payment of Performance Cash Awards;

•
to determine whether a Performance Cash Award should qualify, regardless of its amount, as deductible in its entirety for federal income tax purposes, including whether a Performance Cash Award granted to an Executive Officer should qualify as performance-based compensation;

•	to interpret and administer this Plan any instrument or agreement relating to, or Award made under this Plan;

•	to establish, amend, suspend, or waive such rules and guidelines;

•	to appoint such agents as it shall deem appropriate for the proper administration of this Plan; and

•	to make any other determination and take any other action that the Committee deems necessary or desirable for the administration of this Plan.
The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Performance Cash Award in the manner and to the extent the Committee deems necessary or desirable to further Plan purposes. Any decision of the Committee in the interpretation and administration of this Plan shall lie within its sole discretion and shall be final, conclusive and binding on all parties concerned.

(b)
Limitation of Liability. No member of the Committee or officer of the Company to whom the Committee has delegated authority in accordance with the provisions of paragraph 6 of this Plan shall be liable for anything done or omitted to be done by him or her, by any member of the Committee or by any officer of the Company in connection with the performance of any duties under this Plan, except for his or her own willful misconduct or as expressly provided by statute.

6.
Delegation of Authority. Except with respect to matters under Section 162(m) that are required to be determined or established by the Committee to qualify Performance Cash Awards to Executive Officers as qualified "performance-based compensation" the Committee may delegate to the Chief Executive Officer and to other senior officers of the Company or to such other committee of the Board its duties under this Plan pursuant to such conditions or limitations as the Committee may establish.

7.	Performance Cash Awards.

(a)
The Committee shall determine the type or types of Performance Cash Awards to be made under this Plan and shall designate from time to time the Participants who are to be the recipients of such Performance Cash Awards. Each Performance Cash Award shall be embodied in an Award Agreement, which shall contain such terms, conditions and limitations as shall be determined by the Committee in its sole discretion. All or part of a Performance Cash Award may be subject to conditions established by the Committee, which may include, but are not limited to, continuous service with the Company and its Subsidiaries. Upon the termination of employment by a Participant, any deferred, unvested or unpaid Performance Cash Awards shall be treated as set forth in the applicable Award Agreement.

The terms, conditions and limitations applicable to any Performance Cash Awards granted to Participants pursuant to this Plan shall be determined by the Committee, subject to the limitations specified below. The Committee shall set Performance Goals in its sole discretion which, depending on the extent to which they are met, will determine the amount of Performance Cash Awards that will be paid out to the Participant.

(i)
Nonqualified Performance Cash Awards. Performance Cash Awards granted to Employees that are not intended to qualify as qualified performance-based compensation under Section 162(m) shall be based on achievement of such Performance Goals and be subject to such terms, conditions and restrictions as the Committee or its delegate shall determine.

(ii)
Qualified Performance Cash Awards. Performance Cash Awards granted to Executive Officers under this Plan that are intended to qualify as qualified performance-based compensation under Section 162(m) shall be paid on account of the attainment of one or more pre-established, objective Performance Goals established and administered by the Committee in accordance with Section 162(m) prior to the earlier to occur of (x) 90 days after the commencement of the period of service to which the Performance Goal relates and (y) the lapse of 25% of the period of service (as scheduled in good faith at the time the goal is established), and in any event while the outcome is substantially uncertain. A Performance Goal is objective if a third party having knowledge of the relevant facts could determine whether the goal is met. Such a Performance Goal may be based on one or more business criteria that apply to an Executive Officer, one or more business units, divisions or sectors of the Company, or the Company as a whole, and if so desired by the Committee, by comparison with a peer group of companies. A Performance Goal may include one or more of the following and need not be the same for each Executive Officer:

•	revenue and income measures (which include revenue, gross margin, income from operations, net income, net sales and earnings per share);

•	expense measures (which include costs of goods sold, sales, general and administrative expenses and overhead costs);

•	operating measures (which include volume, margin, breakage and shrinkage, productivity and market share);

•	cash flow measures (which include net cash flow from operating activities and working capital);

•	liquidity measures (which include earnings before or after the effect of certain items such as interest, taxes, depreciation and amortization, and free cash flow);

•	leverage measures (which include equity ratio and net debt);

•	market measures (including those relating to market price, stock price, total shareholder return and market capitalization measures);

•	return measures (which include return on equity, return on assets and return on invested capital);

•	corporate value measures (which include compliance, safety, environmental and personnel matters); and

•	other measures such as those relating to acquisitions, dispositions or customer satisfaction.
Unless otherwise stated, such a Performance Goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo, performance relative to a peer group determined by the Committee or limiting economic losses (measured, in each case, by reference to specific business criteria). In interpreting Plan provisions applicable to Performance Goals and qualified Performance Cash Awards, it is the intent of this Plan to comply with Section 162(m), including, without limitation, Treasury Regulation §1.162-27(e)(2)(i), as to grants to Executive Officers and the Committee in establishing such goals and interpreting this Plan shall be guided by such provisions. Prior to the payment of any compensation based on the achievement of Performance Goals applicable to qualified Performance Cash Awards, the Committee must certify in writing that applicable Performance Goals and any of the material terms thereof were, in fact, satisfied. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any qualified Performance Cash Awards made pursuant to this Plan shall be determined by the Committee to the extent permitted under Section 162(m).

(b)
The Committee shall adjust the Performance Goals (either up or down) and the level of the Performance Cash Award that a Participant may earn under this Plan, to the extent permitted pursuant to Section 162(m), if it determines that the occurrence of external changes or other unanticipated business conditions have materially affected the fairness of the goals and have unduly influenced the Company’s ability to meet them, including without limitation, events such as material acquisitions, changes in the capital structure of the Company, and extraordinary accounting changes. In addition, Performance Goals and Performance Cash Awards shall be calculated without regard to any changes in accounting standards that may be required by the Financial Accounting Standards Board after such Performance Goals are established. Further, in the event a period of service to which a Performance Goal relates is less than 12 months, the Committee shall have the right, in its sole discretion, to adjust the Performance Goals and the level of Performance Cash Award opportunity.

(c)	Notwithstanding anything to the contrary contained in this Plan, the amount payable to a Participant under this Plan in respect of any one-year period shall not exceed $5,000,000.

8.	Performance Cash Award Payment.

(a)
General. With the approval of the Committee and subject to paragraph 8(b), payment of Performance Cash Awards shall be made in the form of cash and shall be paid on March 15th of the year following the year in which Performance Goals are achieved. The payment of a Performance Cash Award may include such restrictions as the Committee shall determine.

(b)
Deferral. Amounts payable in respect of Performance Cash Awards may be deferred and paid in accordance with the terms of the Company's Supplemental Savings Plan (or any successor plan), subject to the terms and conditions of such plan as it may be amended from time to time.

9.
Taxes. The Company shall have the right to deduct applicable taxes from any Performance Cash Award payment and withhold, at the time of delivery or vesting of cash under this Plan, an appropriate amount of cash for payment of taxes required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes.

10.
Amendment, Modification, Suspension or Termination. The Board or the Committee may amend, modify, suspend or terminate this Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that (i) no amendment or alteration that would materially adversely affect the rights of any Participant under any Performance Cash Award previously granted to such Participant shall be made without the consent of such Participant and (ii) no amendment or alteration shall be effective prior to its approval by the shareholders of the Company to the extent shareholder approval is otherwise required by applicable legal requirements.

11.
Assignability. Unless otherwise determined by the Committee in the Award Agreement, no Performance Cash Award or any other benefit under this Plan shall be assignable or otherwise transferable. Any attempted assignment of a Performance Cash Award or any other benefit under this Plan in violation of this paragraph 11 shall be null and void.

12.
Adjustments. In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Board may make such adjustments to Performance Cash Awards or other provisions for the disposition of Awards as it deems equitable, and shall be authorized, in its sole discretion, (i) to provide for the substitution of a new Performance Cash Award or other arrangement (which, if applicable, may be exercisable for such property or stock as the Board determines) for a Performance Cash Award or the assumption of the Performance Cash Award, (ii) to provide, prior to the transaction, for the acceleration of the vesting of the Performance Cash Award or (iii) to cancel any such Performance Cash Awards and to deliver to the Participants cash in an amount that the Board shall determine in its sole discretion.

13.
Unfunded Plan. This Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are entitled to cash, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by cash or rights thereto, nor shall this Plan be construed as providing for such segregation, nor shall the Company, the Board or the Committee be deemed to be a trustee of any cash or rights thereto to be granted under this Plan. Any liability or obligation of the Company to any Participant with respect to a Performance Cash Award of cash or rights thereto under this Plan shall be based solely upon any contractual obligations that may be created by this Plan and any Award Agreement, and no such liability or obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by this Plan.

14.
Section 409A of the Code. It is intended that the payment of Performance Cash Awards under this Plan shall satisfy the short-term deferral exclusion from Section 409A, unless deferred in accordance with paragraph 8(b) in which case the Performance Cash Award shall be subject to the terms of the Company's Supplemental Savings Plan, which is designed to be in compliance with Section 409A.

15.
Governing Law. This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, shall be governed by and construed in accordance with the laws of the State of Delaware.

16.
No Right to Employment. Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company or a Subsidiary to terminate any Participant's employment or other service relationship at any time, nor confer upon any Participant any right to continue in the capacity in which he or she is employed or otherwise serves the Company or any Subsidiary.

17.
Tax Consequences. Nothing in this Plan or an Award Agreement shall constitute a representation by the Company to an Employee regarding the tax consequences of any Performance Cash Award received by an Employee under this Plan. Although the Company may endeavor to (i) qualify a Performance Cash Award for favorable U.S. or foreign tax treatment or (ii) avoid adverse tax treatment (e.g. under Section 409A), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or unavoidable tax treatment. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on holders of Performance Cash Awards under this Plan.

18.
Successors. All obligations of the Company under this Plan with respect to Performance Cash Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

19.	Effectiveness. This Plan is effective May 19, 2009. This Plan shall continue in effect for a term of 10 years, unless sooner terminated by action of the Board.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized officer on the date first written above.

DR PEPPER SNAPPLE GROUP, INC.

By:	/s/ Lawrence N. Solomon
Lawrence N. Solomon
Executive Vice President, Human Resources